EXHIBIT 10.1   Agreement and Plan of Reorganization

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                             SABA PETROLEUM COMPANY,

                             SABA ACQUISITION, INC.

                                       and

                             OMIMEX RESOURCES, INC.

                                       and

                               THE STOCKHOLDERS OF
                             OMIMEX RESOURCES, INC.

                                       and

                          joined for certain purposes,

                                 ILYAS CHAUDHARY


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                                                         vi
                                                  TABLE OF CONTENTS

                                                                                                               Page

ARTICLE 1         THE MERGER
         1.1      The Merger....................................................................................  1
         1.2      Effective Time................................................................................  1
         1.3      Effect of Merger..............................................................................  2
         1.4      Certificate of Incorporation, Bylaws, Directors and Officers..................................  2
         1.5      Conversion of Shares..........................................................................  3
         1.6      Adjustment....................................................................................  4
         1.7      Loan..........................................................................................  5
         1.8.     Warrant.......................................................................................  6

ARTICLE 2         REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         2.1      Existence and Good Standing; Power and Authority..............................................  6
         2.2      Due Authorization; Enforceability.............................................................  7
         2.3      Capital Stock.................................................................................  7
         2.4      Financial Statements..........................................................................  7
         2.5      Oil and Gas Properties........................................................................  7
         2.6      Other Assets and Properties...................................................................  9
         2.7      Contracts.....................................................................................  9
         2.8      No Violations................................................................................. 10
         2.9      Litigation and Related Matters................................................................ 10
         2.10     Taxes......................................................................................... 10
         2.11     Patents, Trademarks........................................................................... 11
         2.12     Compliance with Laws.......................................................................... 11
         2.13     Employee Benefit Plans........................................................................ 11
         2.14     Insurance..................................................................................... 12
         2.15     Consents...................................................................................... 12
         2.16     Environmental Laws and Regulations............................................................ 12
         2.17     Affiliate Transactions; Employees............................................................. 13
         2.18     Accounts Receivables.......................................................................... 15
         2.19     Bank Accounts and Powers of Attorney.......................................................... 15
         2.20     Accuracy of Information Furnished............................................................. 15
         2.21     Availability of Documents..................................................................... 15
         2.22     Brokerage, Financial Advisor or Finder Fees................................................... 16
         2.23     Absence of Certain Changes or Events.......................................................... 16
         2.24     Subsidiaries.................................................................................. 16

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
         3.1      Enforceability................................................................................ 17
         3.2      Title to Company Common Stock................................................................. 17
         3.3      No Conflicts.................................................................................. 17
         3.4      Approvals..................................................................................... 17
         3.5      Representations and Warranties of the Company................................................. 18
         3.6      Information Furnished......................................................................... 18
         3.7      Corporation Status............................................................................ 18
         3.8      Taxes......................................................................................... 18

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF SABA
         4.1      Existence and Good Standing; Power and Authority.............................................. 18
         4.2      Due Authorization; Enforceability............................................................. 19
         4.3      Capital Stock................................................................................. 19
         4.4      Financial Statements.......................................................................... 19
         4.5      Oil and Gas Properties........................................................................ 20
         4.6      Other Assets and Properties................................................................... 21
         4.7      Contracts..................................................................................... 21
         4.8      No Violations................................................................................. 22
         4.9      Litigation and Related Matters................................................................ 22
         4.10     Taxes......................................................................................... 22
         4.11     Patents, Trademarks........................................................................... 23
         4.12     Compliance with Laws.......................................................................... 23
         4.13     Employee Benefit Plans........................................................................ 23
         4.14     Insurance..................................................................................... 24
         4.15     Consents...................................................................................... 24
         4.16     Environmental Laws and Regulations............................................................ 24
         4.17     Affiliate Transactions; Employees............................................................. 25
         4.18     Accounts Receivables.......................................................................... 26
         4.19     Bank Accounts and Powers of Attorney.......................................................... 26
         4.20     Availability of Documents..................................................................... 26
         4.21     Brokerage, Financial Advisor or Finder Fees................................................... 26
         4.22     Absence of Certain Changes or Events.......................................................... 27
         4.23     Subsidiaries.................................................................................. 27
         4.24     Commission Filings; Financial Statements...................................................... 28
         4.25     Registration Matters.......................................................................... 29
         4.26     Matters Relating to Company................................................................... 29
         4.27     Tax Basis..................................................................................... 29

ARTICLE 5         COVENANTS OF COMPANY AND THE STOCKHOLDERS
         5.1.     Affirmative Covenants......................................................................... 29
         5.2      Negative Covenants............................................................................ 31
         5.3      Conflict Between Affirmative and Negative Covenants........................................... 33

ARTICLE 6         COVENANTS OF SABA
         6.1.     Affirmative Covenants......................................................................... 33
         6.2      Negative Covenants............................................................................ 37
         6.3      Conflict Between Affirmative and Negative Covenants........................................... 40

ARTICLE 7         JOINT COVENANTS
         7.1      Cooperation................................................................................... 40
         7.2      Antitrust Laws Compliance..................................................................... 40
         7.3      Tax Matters................................................................................... 41
         7.4      Publicity..................................................................................... 42
         7.5      Saba Stockholder Approval..................................................................... 42
         7.6      Escrow........................................................................................ 42
         7.7      Disposition of Assets......................................................................... 42

ARTICLE 8         CONDITIONS TO OBLIGATIONS OF SABA AND ACQUISITION
         8.1      Representations and Warranties................................................................ 42
         8.2      Covenants of Stockholders and Company......................................................... 43
         8.3      Certificate of the Company and Stockholders................................................... 43
         8.4      Absence of Litigation......................................................................... 43
         8.5      Consents and Approvals........................................................................ 43
         8.6      Certificates.................................................................................. 43
         8.7      Opinion of Counsel............................................................................ 43
         8.8      Fairness Opinion.............................................................................. 44
         8.9      No Material Adverse Change.................................................................... 44
         8.10     Saba Stockholder Approval..................................................................... 44
         8.11     HSR Waiting Period............................................................................ 44
         8.12     Disposition of Certain Property............................................................... 44
         8.13     Preferred Stock............................................................................... 44
         8.14     Subordinated Debt............................................................................. 44

ARTICLE 9         CONDITIONS TO THE COMPANY'S
                  AND THE STOCKHOLDERS' OBLIGATIONS
         9.1      Representations and Warranties................................................................ 45
         9.2      Covenants of Saba and Acquisition............................................................. 45
         9.3      Certificates of Saba and Acquisition.......................................................... 45
         9.4      Absence of Litigation......................................................................... 45
         9.5      Consents and Approvals........................................................................ 45
         9.6      Certificates.................................................................................. 45
         9.7      Opinion of Counsel............................................................................ 45
         9.8      Disposition of Certain Property............................................................... 46
         9.9      No Material Adverse Change.................................................................... 46
         9.10     Saba Stockholder Approval..................................................................... 46
         9.11     HSR Waiting Period............................................................................ 46
         9.12     Election of Board of Directors................................................................ 46
         9.13     Saba Credit Agreement......................................................................... 47
         9.14     Preferred Stock............................................................................... 47
         9.15     Subordinated Debt............................................................................. 47
         9.16     Loan.......................................................................................... 47
         9.17     Warrant....................................................................................... 47

ARTICLE 10        CLOSING
         10.1     Closing....................................................................................... 47
         10.2     Exchange of Certificates...................................................................... 47
         10.3     Legends on Saba Common Stock.................................................................. 48

ARTICLE 11        TERMINATION
         11.1     Termination................................................................................... 48
         11.2     Effect of Termination......................................................................... 49
         11.3     Return of Information......................................................................... 49
         11.4     Cancellation Payments and Expenses............................................................ 49

ARTICLE 12        INDEMNIFICATION
         12.1     Saba's Losses................................................................................. 51
         12.2     Stockholders' Losses.......................................................................... 52
         12.3     Notice of Loss................................................................................ 52
         12.4     Right to Defend............................................................................... 53
         12.5     Cooperation................................................................................... 53

ARTICLE 13        OTHER AGREEMENTS: MISCELLANEOUS
         13.1     Entire Agreement.............................................................................. 54
         13.2     Successors and Assigns........................................................................ 54
         13.3     Counterparts.................................................................................. 54
         13.4     Headings...................................................................................... 54
         13.5     Construction.................................................................................. 54
         13.6     Modification and Waiver....................................................................... 54
         13.7     Schedules, Etc................................................................................ 55
         13.8     Notices....................................................................................... 55
         13.9     Survival of Covenants, Agreements, Representations and Warranties............................. 56
         13.10    GOVERNING LAW; CHOICE OF FORUM................................................................ 56
         13.11    Invalid Provisions............................................................................ 57
         13.12    Expenses...................................................................................... 57
         13.13    Third Party Beneficiaries..................................................................... 57
         13.14    Number and Gender of Words.................................................................... 57
         13.15    Further Assurances............................................................................ 57
         13.16    Several Obligations........................................................................... 57
         13.17    Access to Records and Information............................................................. 57

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         Disclosure Schedule

         Schedule 2.1            -     Qualification and Authority
         Schedule 2.4            -     Financial Statements
         Schedule 2.5            -     Liens
         Schedule 2.6            -     Mortgage Notes
         Schedule 2.7            -     Material Contracts
         Schedule 2.9            -     Litigation
         Schedule 2.13           -     Employee Benefits
         Schedule 2.14           -     Insurance
         Schedule 2.15           -     Consents
         Schedule 2.16           -     Environmental Matters
         Schedule 2.17(a)        -     Affiliate Transactions
         Schedule 2.17(b)        -     Labor Issues
         Schedule 2.19           -     Bank Accounts
         Schedule 2.23           -     Absence of Certain Changes
         Schedule 2.24           -     Subsidiaries
         Schedule 3.2            -     Title to Stock
         Schedule 4.1            -     Qualification and Authority
         Schedule 4.3            -     Capital Stock
         Schedule 4.4            -     Financial Statements
         Schedule 4.5            -     Liens
         Schedule 4.6            -     Mortgage Notes
         Schedule 4.7            -     Material Contracts
         Schedule 4.8            -     Violations
         Schedule 4.9            -     Litigation
         Schedule 4.10           -     Taxes
         Schedule 4.13           -     Employee Benefits
         Schedule 4.14           -     Insurance
         Schedule 4.15           -     Consents
         Schedule 4.16           -     Environmental Matters
         Schedule 4.17(a)        -     Affiliate Transactions
         Schedule 4.17(b)        -     Labor Issues
         Schedule 4.19           -     Bank Accounts
         Schedule 4.22           -     Absence of Certain Changes
         Schedule 4.23           -     Subsidiaries
         Schedule 4.24           -     Commission Filings
         Schedule 5.2(f)         -     Collective Bargaining
         Schedule 5.2(h)         -     Amendments
         Schedule 6.2(e)         -     Contracts
         Schedule 6.2(g)         -     Disposition of Assets
         Schedule 6.2(h)         -     Amendments
         Schedule 6.2(k)         -     Dividends
         Schedule 6.2(m)         -     Stock Issuance



         Exhibits

         Exhibit A -             Net Asset Value Model
         Exhibit B -             Net Liability Schedule
         Exhibit C -             Adjustment Example
         Exhibit D -             Rose Glen Agreement
         Exhibit E -             Form of Warrant Agreement
         Exhibit F -             Personal Property
         Exhibit G -             Real Property


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                                                         54

                                        AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of June 1, 1998 by and among SABA PETROLEUM COMPANY, a Delaware corporation ("Saba"), SABA ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Saba ("Acquisition"), OMIMEX RESOURCES, INC., a Delaware corporation ("Company"), the holders of all of the Company's outstanding common stock identified on the signature pages hereto (such holders being hereinafter referred to as a "Stockholder" and collectively the "Stockholders"), and joined for certain purposes by Mr. Ilyas Chaudhary (the "Saba Major Stockholder").


                                                W I T N E S S E T H:


         WHEREAS, the respective Boards of Directors of Saba, Acquisition and the Company have each approved the acquisition of the Company by Saba through a merger (the "Merger") of Acquisition with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and upon the terms and subject to the conditions set forth herein;

         WHEREAS, the parties intend that the transaction contemplated hereby will qualify as a tax-free reorganization under sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW,  THEREFORE,   in  consideration  of  the  mutual  representations,
warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                                      ARTICLE 1

                                                     THE MERGER

         1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and Delaware Law, Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall cease, and the Company shall continue thereafter as the surviving corporation under the name "Omimex Corporation." The Company as the surviving corporation after the Merger is hereafter sometimes referred to as the "Surviving Corporation".

         1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles 8 and 9, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

         1.3 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided by Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4      Certificate of Incorporation, Bylaws, Directors and Officers.

                  (a)      Company.

     (1) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation except that at the Effective Time, the name of the Surviving Corporation shall be changed to "Omimex Corporation," and until thereafter amended as provided by law or such certificate of incorporation.

     (2) The bylaws of the Company, as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation or such bylaws.

     (3) The following persons shall be the officers and directors of the Surviving Corporation until their respective successors are duly elected and qualified or until otherwise provided by law or the Articles of Incorporation or bylaws of the Surviving Corporation.

Name                                                          Offices

Naresh K. Vashisht                                            President, Chief Executive Officer, Director

To be named                                                   Chief Financial Officer, Director

Clark Storms                                                  Vice President - Legal, Secretary, Director


(b) Saba. At the Effective Time:

(1) The name of Saba shall be changed to "Omimex Resources, Inc."; and

(2) The following persons shall be the officers and directors of Saba until their respective successors are duly elected and qualified or until otherwise provided by law or the Articles of Incorporation or bylaws of Saba.

Name                                                          Offices

Naresh K. Vashisht                                   President, Chief Executive Officer, Secretary,
Director

Ilyas Chaudhary                                      Director

Rodney Hill                                          Director

To be named by the Stockholders                      Director

To be named by the Stockholders                      Director


         1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holders of any of the following securities:

                  (a) Each share of common stock, $0.01 par value, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof be converted into and exchanged for the right to receive 1,886.52 shares (the "Stock Consideration") of common stock, $0.001 par value, of Saba (the "Saba Common Stock"), subject to adjustment as set forth in
Section 1.6. For reference purposes, the model used to determine the net asset values of Saba and the Company for purposes of calculating the share conversion rate hereunder is attached hereto as Exhibit A, which model does not reflect the disposition of the California properties of the Company or the effect of the operation of the Rose Glen Agreement. For valuation purposes, the parties have treated Saba's Series A Preferred Stock as constituting 50% equity and 50% debt convertible at $3.00 on Saba's books. The calculation of the Stock Consideration is set forth in Exhibit A. Upon such adjustment, Saba shall purchase all fractional shares of Stock Consideration in cash for the sum of $3.00 per share. Each share of Company Common Stock held in the treasury of the Company shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (b) Each share of common stock, $0.01 par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock, $0.001 par value, of the Surviving Corporation.


         1.6      Adjustment.

                  (a) The number of shares of Stock Consideration which may be exchanged for Company Common Stock pursuant to Section 1.5 reflects the agreed
(i) net asset values of Saba and its subsidiaries (except for Santa Maria Refining Company, Saba Petroleum, Inc., Saba Realty, Inc. and the property of Saba and its subsidiaries in California and Indonesia) (collectively, the "Saba Group") and the Company and its subsidiaries (except for the property of the Company and its subsidiaries in California) (collectively, the "Company Group") as of December 31, 1997 after adjustment for the disposition of assets contemplated under Sections 7.7, 8.12 and 9.8 and the acquisition of the EAMC interests in Louisiana), and (ii) net liabilities of the Saba Group and the Company Group as of December 31, 1997 as set forth on Exhibit B (the "Net Liability Schedule") after adjustment for the disposition of assets contemplated under Sections 7.7, 8.12 and 9.8 (but before adjustment for any liabilities resulting from Saba's acquisition of the EAMC interests in Louisiana, which adjustment shall be made pursuant to Section 1.6(c) below). In the case of the Saba Group, these figures are extracted from the audited financial statements of Saba and its subsidiaries as of December 31, 1997. In the case of the Company Group, these figures are unaudited estimates of the financial condition of the Company and its subsidiaries as of December 31, 1997. The parties shall adjust the number of shares of Stock Consideration issued for Company Common Stock in accordance with this Section 1.6, and the parties shall make no other adjustment in the number of shares of Stock Consideration so issued.

                  (b) To determine any adjustment to the number of shares of Stock Consideration which may be exchanged for Company Common Stock, within ninety (90) days after the Closing Date, the parties shall cause Arthur Anderson, L.L.P. to issue to each party an unaudited statement and report (the "Final Statement") of such party's (i) net liabilities as of December 31, 1997, determined in accordance with the Net Liability Schedule, and (ii) Net Cash Flow (as defined below) from January 1, 1998 to the Closing Date. The "Net Cash Flow" shall be calculated on an accrual basis and shall include (a) all items of revenue, including, without limitation, (i) oil and gas production sales, (ii) gas gathering, processing and marketing revenues, and (iii) interest, operator's fees and other miscellaneous items, minus (b) all items of cash expense, including, without limitation, (i) lease operating costs and production taxes,
(ii) gas gathering, processing and marketing expenses, (iii) general and administrative expenses, reasonably allocated, (iv) interest and other miscellaneous items, and (v) all items of capital which are attributable to projects which are determined or reasonably believed to be non-commercial (i.e., dry hole costs) as of the Closing Date, but excluding, depletion, depreciation and amortization, abandonment expenses, the first $1,000,000 of transaction expenses (i.e., legal, accounting, investment banking, etc.) of Saba, and the first $500,000 of transaction expenses of the Company.

                  (c) Within ten (10) days of receipt of the Final Statement and in accordance with the example set forth in Exhibit C hereto, the parties shall adjust the amount of Stock Consideration that may be exchanged for the Company Common Stock for (i) the actual net liabilities of the Saba Group and the Company Group as of December 31, 1997 to the extent that such net liabilities are other than as shown on their respective December 31, 1997 balance sheets, and (ii) Net Cash Flow of the Saba Group and the Company Group from January 1, 1998 to the Closing Date.

     (i) To adjust the amount of Stock Consideration for the actual net liabilities of the Saba Group and the Company Group as of December 31, 1997, the parties shall (i) subtract the difference between the amount of the Saba Group's net liabilities on the Final Statement and the Net Liabilities Schedule from any difference between the amount of the Company Group's net liabilities on the Net Liabilities Schedule and the Final Statement (the "Net Product), (ii) divide the Net Product (which amount may be positive or negative) by $3.00 (the "Net Shares"), and (iii) add the Net Shares to 20,348,000, the total amount of Saba Common Stock to be issued to the Stockholders under Section 1.5. The result of such addition is referred to herein as the "Base Stock Consideration".

                           (ii)  The  parties   shall   adjust  the  Base  Stock
Consideration for the Net Cash Flow of
the Saba Group and the Company Group from January 1, 1998 to the Closing Date, by (i) subtracting the amount of the Saba Group's Net Cash Flow during such period from that of the Company Group during such period on the Final Statement ("Net Cash Product"), (ii) dividing the Net Cash Product (which amount may be positive or negative) by $3.00 (the "Net Cash Shares"), and (iii) adding the Net Cash Shares to the Base Stock Consideration. However, no adjustment shall be made for amounts included in net cash flow where such component has been reflected on the Net Liabilities Schedule. The result of such addition is referred to herein as the "Final Stock Consideration".

                  (d) Any and all adjustments in the number of shares of Stock Consideration exchanged for Company Common Stock hereunder shall be effected within fifteen (15) days of receipt of the Final Statement.

         1.7 Loan. Provided that Bank One Texas, N.A. has consented in writing to this Agreement and the transactions contemplated hereunder, including, without limitation, the loan described in this Section 1.7 (the "Loan"), the use of the proceeds thereof for the purposes contemplated hereunder, and the otherwise unencumbered assignment and/or pledge of all right, title and interest of Saba in the 118 mile Velasquez-Galan pipeline in Colombia (the "Pipeline") to and in favor of the Company, on or before June 5, 1998, the Company shall loan to Saba an amount up to the aggregate sum of $4,190,000, $2,000,000 of which Saba shall use to pay down the indebtedness of Saba to Bank One Texas, N.A., and the remaining $2,190,000 of which Saba shall use to redeem shares of Saba's Series A Preferred Stock pursuant to that certain agreement between Saba and RGC International Investors, LDC (the "Rose Glen Agreement"), a copy of which is attached hereto as Exhibit D. The Loan will bear interest at the rate equal to the sum of the Prime Rate of interest plus two percent (2%). In the event that this agreement is terminated hereunder, the entire balance of principal and accrued and unpaid interest on the Loan shall be due and payable within 90 days of such termination. Saba shall assign and/or pledge all of its right, title and interest in the Pipeline to the Company as collateral to secure the Loan (which assignment, if any, shall be held in escrow or trust for the benefit of the Company) and shall execute and deliver to the Company, in form and substance satisfactory to the Company and the Stockholders, such documentation as the Company reasonably requires to evidence the Loan, assign and/or pledge all of Saba's right, title and interest in the Pipeline to the Company as collateral to secure the Loan, and secure and perfect such assignment and/or pledge, which assignment or pledge shall be otherwise unencumbered by any party or creditor whatsoever (except by operator and Colombian government liens).

         1.8. Warrant. In consideration of the representations, warranties, covenants and agreements of the Stockholders hereunder, Saba shall grant to the Stockholders, in proportion to their respective ownership interests in the post-Merger Saba, a warrant (the "Warrant") to purchase Three Hundred Fifty Three Thousand (353,000) shares of Saba Common Stock on the same terms and conditions as that certain Stock Purchase Warrant (Closing Warrant) dated as of December 31, 1997 from Saba in favor of RGC International Investors, LDC. The Warrant shall be evidenced by the Warrant Agreements substantially in the form of Exhibit E attached hereto.

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedule for this Agreement (the "Disclosure Schedule"), which includes each of the schedules referenced herein), the Company represents and warrants to Saba as set forth below. Each of the following representations and warranties shall be deemed to be repeated in full as of the Closing Date.

         2.1      Existence and Good Standing; Power and Authority.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has four subsidiaries (the "Subsidiaries"). The Company is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, operations, condition, financial or otherwise, or assets of the Company. Set forth on Schedule 2.1 is a list of the jurisdictions in which the Company is qualified or licensed to transact business as a foreign corporation.

                  (b) The Company has previously delivered to Saba true, complete and current copies of (i) its certificate of incorporation and bylaws and (ii) any other agreements or instruments among, or otherwise governing the relations of, the Stockholders; each of the foregoing instruments or agreements is identified on Schedule 2.1.

         2.2 Due Authorization; Enforceability. The Company has full corporate power and authority to execute this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by the board of directors and the stockholders of the Company and no other corporate action on the part of the Company is necessary to authorize and effect the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedies of specific performance and injunctive relief are set to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

         2.3 Capital Stock. The Company's authorized capital stock consists of 20,000 shares of Company Common Stock, of which 10,786 shares are issued and outstanding. All issued shares of Company Common Stock have been validly issued and fully paid and are nonassessable and no holder thereof is entitled to any preemptive rights. The Stockholders constitute all of the stockholders of the Company. There are no outstanding conversion or exchange rights, subscriptions, options, warrants, or other arrangements or commitments obligating the Company to issue any shares of capital stock or any other securities. None of the shares of capital stock of the Company are registered or are required to be registered under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") or state securities laws and the Company does not have any reporting obligations with the Securities and Exchange Commission.

         2.4 Financial Statements. Set forth as Schedule 2.4 is a true and complete copy of the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 1997 and the unaudited balance sheet of the Company and its subsidiaries (except for Omimex de Colombia, Ltd.) as of December 31, 1997 (collectively, the "Company Unaudited Balance Sheet") (the
"Company Unaudited Financials"). The Company Unaudited Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and present fairly the financial condition of the Company and its subsidiaries at and as of such date.

         2.5      Oil and Gas Properties.

                  (a) Properties. The Company has delivered to Saba a true, correct and complete copy of a reserve report of the Company Properties (as defined below) prepared by Netherland Sewell and Associates, Inc. dated March 31, 1998 and Ryder Scott Company dated April 16, 1998, effective January 1, 1998 (collectively, the "Company Reserve Report"). Set forth in the Company Reserve Report are descriptions of all of the interests owned by the Company Group in oil and gas leases and in oil, gas and other minerals, wherever located. The oil and gas leases and other oil and gas rights described in the Company Reserve Report (except properties located in California) are hereinafter referred to as the "Company Properties".

                  (b) Title to the Properties. The Company Group has Good and Defensible Title (as defined below) to the Company Properties. For purposes of this Section 2.5, "Good and Defensible Title" shall mean that:

                           (i) Except as  disclosed  on  Schedule  2.5  attached
                  hereto, the Company Group's interest in the Company Properties is subject to no outstanding mortgage, deed of trust, Lien (as defined in Section 2.6), encumbrance or other adverse claim, right or interest arising by, through or under the Company Group, but not otherwise; and

                           (ii) Except as disclosed on Schedule 2.5, the Company
                  Group (x) is entitled to receive not less than the "Net Revenue Interests" in oil and gas production from or allocated to the Company Properties without reduction or diminution by virtue of any outstanding mortgage, deed of trust, lien, encumbrance or other adverse claim, right or interest arising by, through or under the Company Group, but not otherwise, and is currently receiving from all purchasers of oil and gas production not less than such Net Revenue Interest without suspense or indemnity other than is contained in the normal division orders; and (y) is not obligated to bear costs and expenses relating to the development of and operations of the Company Properties, through the plugging, abandonment and salvage greater than the "Working Interests," and is currently being billed by and paying the operators of the Company Properties no more than such Working Interests, and has made all such payments in a timely manner and in accordance with current industry practice. As used in this Agreement, "Net Revenue Interest" shall mean a share of the proceeds of the sale of production, expressed as a percentage or decimal fraction, used in the Company Reserve Report as the "net revenue interest" or "NRI" with respect to the Company Properties. As used in this Agreement, "Working Interest" shall mean the ownership of an interest, expressed as a percentage or decimal fraction, used in the Company Reserve Report as the "Working Interest" or "WI" with respect to the Company Properties, and correspondingly expresses a share of the costs of operations, development or production to be borne by the Company Group.

                  (c) Prepayments Regarding Production. The Company Group is not obligated, by virtue of a "take or pay" or other prepayment arrangement a gas balancing agreement or arrangement, or any similar provision in any contract to deliver oil or gas produced from the Company Properties at some future time without receiving full payment therefor.

                  (d) No Overcharges. The Company Group has not charged or received any rate, price or tariff with respect to the sale of oil or gas produced from the Company Properties in excess of the amounts permitted under applicable laws, rules and regulations of the United States Government, the government of any foreign country in which the Company Group operates, or any state government, including but not limited to the rules and regulations promulgated by the Federal Energy Regulatory Commission, the Department of Energy ("DOE"), MMS and all predecessor agencies of the DOE. The Company Group has no actual or asserted liability, or, to the knowledge of the Company Group, any potential liability, for the refund of any such amounts or any interest or penalties thereon.

                  (e) Properties Acquired. With respect to the acquisitions of the Company Properties by the Company Group, to Company's knowledge, none of the representations and warranties given by the respective sellers thereof was or is untrue or incorrect and the Company Group has not asserted any claims or waived any rights under the respective purchase and sale agreements or otherwise in connection with such acquisitions.

         2.6      Other Assets and Properties.

                  (a) Personal Property. Except as set forth on Schedule 2.6, other than inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, in the ordinary course of business consistent with past practice, the Company Group owns all of its inventory, equipment and other personal property (both tangible and intangible) (including, without limitation, all fixtures, equipment and associated personal property used or useful in connection with the ownership or operation of the Company Properties) free and clear of any lien, mortgage, deed of trust, pledge, security interest, charge, option or other encumbrance or restriction of any kind or character (collectively, "Liens", except for statutory liens for current taxes, assessments or governmental charges or levies on property not yet due and payable).
     (b) Mortgage Notes. Set forth on Schedule 2.6 is a complete list of all mortgage notes --------------- ------------- owned or held by the Company Group.

         2.7      Contracts.

                  (a)  Set  forth  on  Schedule  2.7 is a list  of all  material contracts, arrangements and commitments (whether oral or written) (the "Contracts") to which the Company Group is a party or by which the Company Group's assets or business are bound including, without limitation, contracts, arrangements or commitments which relate to (i) the sale, lease or other disposition by the Company Group of all or any substantial part of any material property of the Company Group (other than in the ordinary course of business),
(ii) the purchase or lease by the Company Group of property in an amount in excess of $100,000, (iii) lending or advancing funds by the Company Group, (iv) borrowing of funds or guarantying the borrowing of funds by any other person or entity, whether under an indenture, note, loan agreement or otherwise, (v) any transaction or matter with any affiliate of the Company Group, (vi) non-competition or employment, or (vii) any other matter which is material to the business, properties, assets or operations of the Company Group.

                  (b) Except as described on Schedule 2.7, each Contract is in full force and effect on the date hereof, the Company Group is not in default in any material respect under any Contract, the Company Group has not given or received notice of any default in any material respect under any Contract and, to the knowledge of the Company, no other party to any Contract is in default in any material respect thereunder.

         2.8 No Violations. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not
(a) violate any provision of its certificate of incorporation or bylaws, (b) violate any statute, rule, regulation, judgment, order or decree of any public body or authority by which the Company Group or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under, any Contract or any material license, franchise or permit of the Company Group.

         2.9 Litigation and Related Matters. Set forth on Schedule 2.9 is a list of all actions, suits, proceedings, investigations or grievances (other than those referred to in Section 2.23) pending against the Company Group or, to the knowledge of the Company, threatened in writing against the Company Group, the Company Group's business or any property or rights of the Company Group, at law or in equity, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings or investigations listed on Schedule 2.9, if decided adversely to the Company Group, either (i) would result in any material adverse change in the business, operations, assets, condition, financial or otherwise, or properties of the Company Group or (ii) affects or would, if adversely determined, affect the right or ability of the Company Group to carry on its business substantially as now conducted. The Company Group is not subject to any continuing court or agency order, writ, injunction or decree applicable specifically to the assets, business, operations or employees of the Company Group, nor in default with respect to any order, writ, injunction or decree of any court or agency with respect to its assets, business, operations or employees. Schedule 2.9 lists any worker's compensation claim outstanding against the Company Group as of the date hereof.

         2.10     Taxes.

                  (a) The Company and the Stockholders have made a valid election for the Company to be taxed under subchapter S of the Code, effective as of the first taxable year of the Company. Such election has been and will continue to be in effect for the Company for all taxable years of the Company ending on or before the Closing Date.

                  (b) The Company Group has filed all income tax returns or tax information returns required to be filed by it and all returns for other Taxes (as defined below) required to be filed by it and has paid or provided for all Taxes due by the Company Group on such returns. No action or proceeding for the assessment or collection of any Taxes is pending or threatened against the Company Group, no deficiency, assessment or claim for any Taxes has been asserted or made against the Company Group that has not been fully paid or finally settled, and no issue, including the status of the Company as an S corporation, has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. No federal or state income tax or tax information returns of the Company Group have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes which the Company Group has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. Except as reflected on the books and records of the Company Group, to the knowledge of the Company, no Taxes will be assessed on or after the Closing Date against the Company Group for any tax period ending on or prior to the Closing Date, or for any period ending after the Closing Date with respect to any portion of such tax period that includes or is prior to the Closing Date. The Company Group has previously made available to Saba all of its books and records that involve Taxes assessed against the Company Group or any of the Company Properties. "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

         2.11 Patents, Trademarks. The Company Group does not own or use in the operation of its business any patents, patent licenses, software licenses, trade names, trademarks, service marks or copyrights (collectively, "Intellectual Property"). There are no pending proceedings or adverse claims made or threatened against the Company Group with respect to any Intellectual Property and there has been no litigation commenced or, to the knowledge of the Company, threatened against the Company Group with respect to any Intellectual Property.

         2.12 Compliance with Laws. The Company Group (a) is in material compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees (other than Environmental Requirements, which are covered by Section 2.17) except where the failure to so comply would not have a material adverse effect on the business, operations, condition, financial or otherwise, or assets of the Company Group, and (b) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which, and in the jurisdictions and places where, such business is now conducted, except where the failure to possess the same would not have a material adverse effect on the Company Group, its business, operations, condition, financial or otherwise, or assets.

         2.13 Employee Benefit Plans. Except as set forth on Schedule 2.13, the Company Group does not maintain, nor has it ever maintained, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA). The Company Group has not incurred any liability or taken any action, nor does the Company have any knowledge of any action or event, that could cause the Company Group to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), (ii) on account of unpaid contributions to any such multi-employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. Except as set forth in Schedule 2.13, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated thereby will (i) entitle any current or former employee of the Company Group to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of calculating the Net Asset Value of the Company, any payment identified on Schedule 2.13 shall be to the Company's account.

         2.14 Insurance. Schedule 2.14 contains a list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company Group (but excluding any policies maintained by the operators of wells). All such policies are in full force and effect and are adequate for the business in which the Company Group engages. The Company Group has not received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 2.14, no pending claims made by or on behalf of the Company Group under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of the Company Group. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid.

         2.15 Consents. Except as set forth on Schedule 2.15, no consent, approval or other authorization of any governmental authority or under any Contract or other material agreement or commitment to which the Company Group is a party or by which any of its assets or Company Properties are bound is required as a result of or in connection with the execution or delivery of this Agreement by the Company and the Stockholders or the consummation by the Company and the Stockholders of the transactions contemplated hereby.

         2.16     Environmental Laws and Regulations.

                  (a)(i) Except as set forth on Schedule 2.16, the ownership and operation of the Company Properties by the Company Group, and to the knowledge of the Company, the ownership and operation by third parties, and any use, storage, treatment, disposal, or transportation by the Company Group, and to the knowledge of the Company, by third parties, of "Hazardous Substances," as defined below, that has occurred in or on the Company Properties prior to the date of this Agreement have been in compliance with Environmental Requirements (as defined below); (ii) during the ownership, occupancy and operation of the Company Properties by the Company Group, and, to the knowledge of the Company, prior to the Company Group's ownership, occupancy or operation, no release, leak, discharge, spill, disposal, or emission of Hazardous Substances has occurred in, on, or under the Company Properties in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) to the knowledge of the Company, the Company Properties are free of Hazardous Substances (other than petroleum and petroleum byproducts produced and distributed in the ordinary course of business), except for the presence of small quantities of Hazardous Substances utilized by the Company Group or other tenants of the Company Properties in the ordinary course of their business; and (iv) there is no pending or threatened litigation or administrative proceeding or, to the knowledge of the Company, investigation concerning the Company Properties involving Hazardous Substances or Environmental Requirements.

                  (b) As used in this Agreement, the following terms shall have the following meanings:

         "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state, and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling, or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

         "Hazardous Substance" means (i) any "hazardous substance" as defined in ' 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. " 9601 et seq.) ("CERCLA") or any regulations promulgated thereunder;
         (ii) petroleum and petroleum byproducts; or (iii) any additional substances or materials which are classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

         2.17     Affiliate Transactions; Employees.

                  (a) Except for advances for reimbursable expenses not in excess of $5,000 for any one employee, Schedule 2.17(a) sets forth (i) all presently outstanding loans and advances made by the Company Group to, or made to the Company Group by, any stockholder, director, officer or employee and (ii) all accrued but unpaid vacation (but only in excess of 15 days) pay owing to any officer or employee which is not disclosed on the Company Audited Balance Sheet or Company Unaudited Financials.

                  (b) Except as set forth on Schedule 2.17(b), the Company Group is not a party to, nor bound by, the terms of any collective bargaining agreement, and the Company Group has not experienced any material labor difficulties. There are no labor disputes existing, or to the knowledge of the Company, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No grievance or other legal action arising out of any collective bargaining agreement or relationship exists, or to the knowledge of the Company, is threatened. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the knowledge of the Company, are threatened.

                  (c) No legal  proceedings,  charges,  complaints,  or  similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or
(v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims. The Company Group is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or agency relating to claims of discrimination or other claims in respect to employment practices and policies; no government or agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company.

                  (d) With respect to each person  employed by the Company Group
(i) the Company Group hired such person in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and (h) the Company Group has complied with all recordkeeping and other regulatory requirements under IRCA.

                  (e) Since the date of its inception, the Company Group has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state laws. The Company Group has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending December 31, 1997. It shall be the obligation of the Company Group and Stockholders to provide any notice required by said Act by reason of the provisions, execution or operation of this Agreement.

                  (f) The Company Group is in material compliance with the provisions of the Americans with Disabilities Act.

         2.18 Accounts Receivables. The accounts receivables set forth in the Company Unaudited Financials and those accounts receivable accruing through the Closing Date represent valid and bona fide sales to third parties incurred in the ordinary course of business, collectible in accordance with their terms, subject to no defenses, set-offs or counterclaims, except to the extent of any reserves for doubtful accounts not in excess of the amount of the reserves for doubtful accounts reflected in the Company Unaudited Financials.

         2.19 Bank Accounts and Powers of Attorney. Schedule 2.19 sets forth each bank, savings institution and other financial institution with which the Company Group has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company Group is identified on Schedule 2.19. Except as disclosed on such Schedule, the Company Group has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

         2.20 Accuracy of Information Furnished. Any and all books, records and information furnished to Saba by the Company prior to, at or after the date of this Agreement, in the Schedules hereto, or otherwise when taken as a whole is, or when furnished will be, true and correct in all material respects. Such information when taken as a whole states, or when furnished will state, all material facts and does not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements are made, not misleading. There is no fact actually known to the Company or a Stockholder that materially adversely affects the business, operations, condition, financial or otherwise, or assets of the Company Group or the transactions contemplated hereby that has not been set forth herein or in the other documents, instruments and certificates delivered to Saba by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the Company makes no representation or warranty regarding the accuracy of any reserve report or other projection furnished to Saba. Any and all books, records and information furnished to the Engineers by the Company Group prior to, at or after the date of this Agreement, in the Schedules hereto, or otherwise when taken as a whole is, or when furnished will be, (i) all such books, records and information that the Engineers have requested, and (ii) true and correct in all material respects.

         2.21 Availability of Documents. The Company has made available for inspection by Saba and its representatives true, current, and complete copies of its certificate of incorporation and bylaws, all written agreements, arrangements, commitments, and documents referred to in the Schedules attached hereto, and the corporate minute books of the Company Group. Such corporate minute books contain the minutes of all of the meetings of stockholders, the board of directors, and any committees of the Company Group that have been held preceding the date hereof and all written consents to action executed in lieu thereof.

         2.22 Brokerage, Financial Advisor or Finder Fees. No agent, advisor, broker, person or firm acting on behalf of the Company Group or any Stockholder is, or will be, entitled to any commission or fees from any of the parties hereto, or from any of their respective affiliates in connection with any of the transactions contemplated hereby.

         2.23  Absence  of Certain  Changes  or  Events.  Except as set forth in
Schedule 2.23 or as otherwise contemplated by this Agreement, since December 31, 1997, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company Group (whether or not covered by insurance), materially and adversely affecting the business, operations or financial condition of the Company Group, (b) any material adverse change in the business, operations, condition, financial or otherwise, or assets of the Company Group,
(c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Company Group, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, and which, if occurring after the date hereof, would be in compliance with Section 5.1, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Company Group's capital stock or other securities, any repurchase, redemption or other acquisition by the Company Group of any capital stock or other securities, or any agreement, arrangement or commitment by the Company Group to do so, (e) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the Company Group's assets, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Company Group, (f) any change in the relations of the Company Group with or loss of its customers or suppliers, or any loss of business which would materially and adversely affect the business, operations or financial condition of the Company Group, or (g) any capital expenditure (including any capital leases) or commitment therefor by the Company Group in excess of $50,000.

         2.24 Subsidiaries. Each subsidiary material to the business of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted and to own, lease and operate the properties and assets used in connection therewith. Each of such subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on the Company and its subsidiaries taken as a whole. Except as set forth on Schedule 2.24, the outstanding shares of capital stock of such subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or by a subsidiary of the Company free and clear of all liens, claims or encumbrances, except for liens, claims or encumbrances which in the aggregate are not material to the Company and its subsidiaries taken as a whole. Except as set forth in
Schedule 2.24, as of the date of this Agreement, there are no outstanding options, warrants, preemptive or other rights, contracts, commitments, undertakings or arrangements by which any of the subsidiaries of the Company is or may become obligated to issue any additional shares of their capital stock or securities convertible into any such shares. The Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity, which interest is material to the Company and its subsidiaries, taken as a whole, except as set forth in Schedule 2.24.


                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Except as set forth on the Disclosure Schedule, each of the Stockholders, severally and not jointly, hereby represents and warrants to Saba as set forth below. Each of the following representations and warranties shall be deemed to be repeated in full as of the Closing Date.

         3.1 Enforceability. This Agreement has been duly executed and delivered by such Stockholder and constitutes the valid and binding agreement of such Stockholder, enforceable in accordance with its terms except that (A) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, (B) the remedy of specific performance and injunctive relief and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (C) rights to indemnification hereunder may be limited under applicable securities laws.

         3.2 Title to Company Common Stock. Such Stockholder (i) owns of record and beneficially and has good and marketable title to the number of shares of Company Common Stock set forth opposite the Stockholder's name on Schedule 3.2, free and clear of any and all Liens, and (ii) has the right to vote such shares on any matters as to which any shares of Company Common Stock are entitled to vote under the laws of the State of Delaware and the Company's certificate of incorporation and bylaws, free of any right in any other person.

         3.3 No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the Stockholder's obligations hereunder will not, constitute a violation of, conflict with, or result in a default under, any agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound, or any judgment, decree or order applicable to such Stockholder.

         3.4 Approvals. Neither the execution and delivery of this Agreement by such Stockholder nor the performance of such Stockholder's obligations hereunder will require any consent, authorization or approval of, or waiver or exemption by, or filing with or notice to, any agency under any provision of law applicable to such Stockholder or other third party other than notices or filings, if any, required by federal securities laws.

         3.5 Representations and Warranties of the Company. To such Stockholders knowledge, each representation and warranty of the Company contained in Article 2 is true and correct.

         3.6 Information Furnished. Such Stockholder has reviewed or had access to Saba's Commission Filings (as defined below) and such information relating to the business and operations of Saba as such Stockholder may have requested of Saba.

         3.7 Corporation Status. Such Stockholder is not a nonresident alien of the United States and Stockholder is either an individual or a "qualified subchapter S trust" within the meaning of sections 1361(c)(2) and 1361(d) of the Code.

         3.8 Taxes. Such Stockholder has filed all income tax returns required to be filed by such Stockholder and all returns of other Taxes required to be filed by such Stockholder with respect to any item of income, gain, loss or deduction attributable to such Stockholder's interest in the Company and has paid or provided for all such Taxes shown to be due by such Stockholder on such returns. No action or proceeding for the assessment or collection of any Taxes is pending against Stockholder with respect to any item of income, gain, loss or deduction attributable to such Stockholder's interest in the Company, no deficiency, assessment or other formal claim with respect to any item of income, gain, loss or deduction attributable to such Stockholder's interest in the Company for any Taxes has been asserted or made against Stockholder that has not been fully paid or finally settled, and no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of a Stockholder with respect to any item of income, gain, loss or deduction attributable to such Stockholder's interest in the Company.


                                                      ARTICLE 4

                                       REPRESENTATIONS AND WARRANTIES OF SABA

         Except as set forth on the Disclosure Schedule, Saba hereby represents and warrants to the Company and the Stockholders as set forth below. Each of the following representations and warranties shall be deemed to be repeated in full as of the Closing Date.

         4.1      Existence and Good Standing; Power and Authority.

                  (a) Saba is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Saba has thirteen direct or indirect corporate subsidiaries, of which twelve are wholly owned subsidiaries. Saba is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, operations, condition, financial or otherwise, or assets of Saba. Set forth on
Schedule 4.1 is a list of the jurisdictions in which Saba is qualified or licensed to transact business as a foreign corporation.

                  (b) Saba has previously delivered to the Company true, complete and current copies of (i) its certificate of incorporation and bylaws and (ii) any other agreements or instruments among, or otherwise governing the relations of, Acquisition; each of the foregoing instruments or agreements is identified on Schedule 4.1.

         4.2 Due Authorization; Enforceability. Saba has full corporate power and authority to execute this Agreement and, subject to stockholder approval, all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by Saba and the consummation by Saba of the Merger and the other transactions contemplated hereby have been duly authorized by, subject to receipt of a fairness opinion by CIBC-Oppenheimer Corp., the board of directors and, subject to stockholder approval, stockholders of Saba and no other corporate action on the part of Saba is necessary to authorize and effect the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Saba and constitutes the valid and binding obligation of Saba, enforceable in accordance with its terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedies of specific performance and injunctive relief are set to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, (iii) rights to indemnification hereunder may be limited under applicable securities laws, and
(iv) performance may be subject to approval of the Debenture Holders, Bank One of Texas, N.A., and RGC International Investors, LDC.

         4.3 Capital Stock. Saba's authorized capital stock consists of 150,000,000 shares of Saba Common Stock and 50,000,000 shares of preferred stock, $.001 par value (the "Saba Preferred Stock"). As of April 13, 1998, there was issued and outstanding 10,947,393 shares of Saba Common and 10,000 shares of Preferred Stock. Except as set forth on Schedule 4.3, all issued shares of Saba Common Stock and Saba Preferred Stock have been validly issued and fully paid and are nonassessable and no holder thereof is entitled to any preemptive rights. Except as set forth on Schedule 4.3, there are no outstanding conversion or exchange rights, subscriptions, options, warrants, or other arrangements or commitments obligating Saba to issue any shares of capital stock or any other securities.

         4.4 Financial Statements. Set forth as Schedule 4.4 is a true and complete copy of the audited balance sheet of Saba and its subsidiaries as of December 31, 1997, together with the report thereon by Coopers & Lybrand, L.L.P. and the notes thereto (the "Saba Audited Balance Sheet"), and a pro forma balance sheet and income statement of Saba and all of its subsidiaries after giving effect to the proposed distribution of the common stock of Saba Petroleum, Inc. to the stockholders of Saba at and as of March 31, 1998 (the "Saba Unaudited Financials"). The Saba Audited Balance Sheet and the Saba Unaudited Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and present fairly the financial condition of Saba and its respective subsidiaries at and as of the date thereof.

         4.5      Oil and Gas Properties.

                  (a) Properties. Saba has delivered to the Company a true, correct and complete copy of a reserve report of the Saba Properties (as defined below) prepared by Netherland Sewell and Associates, Inc. and dated March 12, 1998 and Sproule Associates Limited, effective as of January 1, 1998 (collectively, the "Saba Reserve Report"). Set forth in the Saba Reserve Report are descriptions of all of the interests owned by the Saba Group in oil and gas leases and in oil, gas and other minerals, wherever located. The oil and gas leases and other oil and gas rights described in the Saba Reserve Report (except those located in the State of California, Indonesia and China) are hereinafter referred to as the "Saba Properties."

                  (b) Title to the Properties. The Saba Group has Good and Defensible Title (as defined below) to the Saba Properties. For purposes of this
Section 4.5, "Good and Defensible Title" shall mean that:

                           (i) Except as  disclosed  on  Schedule  4.5  attached
                  hereto, the Saba Group's interest in the Saba Properties is subject to no outstanding mortgage, deed of trust, Lien (as defined in Section 2.6), encumbrance or other adverse claim, right or interest arising by, through or under the Saba Group, but not otherwise; and

                           (ii) Except as  disclosed  on Schedule  4.5, the Saba
                  Group (x) is entitled to receive not less than the "Net Revenue Interests" in oil and gas production from or allocated to the Saba Properties without reduction or diminution by virtue of any outstanding mortgage, deed of trust, lien, encumbrance or other adverse claim, right or interest arising by, through or under the Saba Group, but not otherwise, and is currently receiving from all purchasers of oil and gas production not less than such Net Revenue Interest without suspense or indemnity other than is contained in the normal division orders; and (y) is not obligated to bear costs and expenses relating to the development of and operations of the Saba Properties, through the plugging, abandonment and salvage greater than the "Working Interests," and is currently being billed by and paying the operators of the Saba Properties no more than such Working Interests, and has made all such payments in a timely manner and in accordance with current industry practice. As used in this Agreement, "Net Revenue Interest" shall mean a share of the proceeds of the sale of production, expressed as a percentage or decimal fraction, used in the Saba Reserve Report as the "net revenue interest" or "NRI" with respect to the Saba Properties. As used in this Agreement, "Working Interest" shall mean the ownership of an interest, expressed as a percentage or decimal fraction, used in the Saba Reserve Report as the "Working Interest" or "WI" with respect to the Saba Properties, and correspondingly expresses a share of the costs of operations, development or production to be borne by the Saba Group.

                  (c) Prepayments Regarding Production. The Saba Group is not obligated, by virtue of a "take or pay" or other prepayment arrangement, a gas balancing agreement or arrangement, or any similar provision in any contract, to deliver oil or gas produced from the Saba Properties at some future time without receiving full payment therefor.

                  (d) No Overcharges. The Saba Group has not charged or received any rate, price or tariff with respect to the sale of oil or gas produced from the Saba Properties in excess of the amounts permitted under applicable laws, rules and regulations of the United States Government, the government of any foreign country in which the Saba Group operates, or any state government, including but not limited to the rules and regulations promulgated by the Federal Energy Regulatory Commission, the Department of Energy ("DOE"), MMS and all predecessor agencies of the DOE. The Saba Group has no actual or asserted liability, or, to the knowledge of Saba, any potential liability, for the refund of any such amounts or any interest or penalties thereon.

                  (e) Properties Acquired. With respect to the acquisitions of the Saba Properties by the Saba Group, to Saba's knowledge, none of the representations and warranties given by the respective sellers thereof was or is untrue or incorrect and the Saba Group has not asserted any claims or waived any rights under the respective purchase and sale agreements or otherwise in connection with such acquisitions.

         4.6      Other Assets and Properties.

                  (a) Personal Property. Except as set forth on Schedule 4.6, other than inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, in the ordinary course of business consistent with past practice, the Saba Group owns all of its inventory, equipment and other personal property (both tangible and intangible) (including, without limitation, all fixtures, equipment and associated personal property used or useful in connection with the ownership or operation of the Saba Properties) free and clear of any Lien.

     (b) Mortgage Notes. Set forth on Schedule 4.6 is a complete list of all mortgage notes --------------- ------------- owned or held by the Saba Group.

         4.7      Contracts.

                  (a) Set forth on Schedule 4.7 is a list of all of the Contracts to which the Saba Group is a party or by which the Saba Group's assets or business are bound including, without limitation, contracts, arrangements or commitments which relate to (i) the sale, lease or other disposition by the Saba Group of all or any substantial part of any material property of the Saba Group (other than in the ordinary course of business), (ii) the purchase or lease by the Saba Group of any property in an amount in excess of $100,000, (iii) lending or advancing funds by the Saba Group, (iv) borrowing of funds or guarantying the borrowing of funds by any other person or entity, whether under an indenture, note, loan agreement or otherwise, (v) any transaction or matter with any affiliate of the Saba Group, (vi) non-competition or employment, or (vii) any other matter which is material to the business, properties, assets or operations of the Saba Group.

                  (b) Except as described on Schedule 4.7, each Contract is in full force and effect on the date hereof, the Saba Group is not in default in any material respect under any Contract, the Saba Group has not given or received notice of any default in any material respect under any Contract and, to the knowledge of Saba, no other party to any Contract is in default in any material respect thereunder.

         4.8 No Violations. Except as set forth in Schedule 4.8, the execution and delivery of this Agreement by Saba and the consummation of the transactions contemplated hereby will not (a) violate any provision of its certificate of incorporation or bylaws, (b) violate any statute, rule, regulation, judgment, order or decree of any public body or authority by which the Saba Group or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under, any Contract or any material license, franchise or permit of the Saba Group.

         4.9 Litigation and Related Matters. Set forth on Schedule 4.9 is a list of all actions, suits, proceedings, investigations or grievances (other than those referred to in Section 4.23) pending against the Saba Group or, to the knowledge of Saba, threatened in writing against the Saba Group, the Saba Group's business or any property or rights of the Saba Group, at law or in equity, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings or investigations listed on Schedule 4.9, if decided adversely to the Saba Group, either (i) would result in any material adverse change in the business, operations, assets, condition, financial or otherwise, or properties of the Saba Group or (ii) affects or would, if adversely determined, affect the right or ability of the Saba Group to carry on its business substantially as now conducted. The Saba Group is not subject to any continuing court or agency order, writ, injunction or decree applicable specifically to the assets, business, operations or employees of the Saba Group, nor in default with respect to any order, writ, injunction or decree of any court or agency with respect to its assets, business, operations or employees. Schedule 4.9 lists any worker's compensation claim outstanding against the Saba Group as of the date hereof.

         4.10 Taxes. Except as set forth in Schedule 4.10, (i) the Saba Group has filed all income tax returns or tax information returns required to be filed by it and all returns for other Taxes (as defined below) required to be filed by it and has paid or provided for all Taxes due by the Saba Group on such returns,
(ii) no action or proceeding for the assessment or collection of any Taxes is pending or threatened against the Saba Group, no deficiency, assessment, or claim for any Taxes has been asserted or made against the Saba Group that has not been fully paid or finally settled, and no issue, has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes, (iii) no federal or state income tax or tax information returns of the Saba Group have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period, (iv) all Taxes which the Saba Group has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority, (v) except as reflected on the books and records of the Saba Group, to the knowledge of Saba no Taxes will be assessed on or after the Closing Date against the Saba Group for any tax period ending on or prior to the Closing Date, or for any period ending after the Closing Date with respect to any portion of such tax period that includes or is prior to the Closing Date, and (vi) the Saba Group has previously made available to the Company all of its books and records that involve Taxes assessed against the Saba Group or any of its Saba Properties.

         4.11 Patents, Trademarks. The Saba Group does not own or use in the operation of its business any patents, patent licenses, software licenses, trade names, trademarks, service marks or copyrights (collectively, "Intellectual Property"). There are no pending proceedings or adverse claims made or threatened against the Saba Group with respect to any Intellectual Property and there has been no litigation commenced or, to the knowledge of Saba, threatened against the Saba Group with respect to any Intellectual Property.

         4.12 Compliance with Laws. The Saba Group (a) is in material compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees (other than Environmental Requirements, which are covered by Section 4.17) except where the failure to so comply would not have a material adverse effect on the business, operations, condition, financial or otherwise, or assets of the Saba Group, and
(b) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which, and in the jurisdictions and places where, such business is now conducted, except where the failure to possess the same would not have a material adverse effect on the Saba Group, its business, operations, condition, financial or otherwise, or assets.

         4.13 Employee Benefit Plans. Except as set forth on Schedule 4.13, the Saba Group does not maintain, nor has it ever maintained, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA). The Saba Group has not incurred any liability or taken any action, nor does Saba have any knowledge of any action or event, that could cause the Saba Group to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), (ii) on account of unpaid contributions to any such multi-employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. Except as set forth in Schedule 4.13, neither the execution and delivery of this Agreement by Saba nor the consummation of the transactions contemplated thereby will (i) entitle any current or former employee of the Saba Group to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of calculating the Net Asset Value of the Saba Group, any payment identified on Schedule 4.13 shall be to the Saba's account.

         4.14 Insurance. Schedule 4.14 contains a list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Saba Group (but excluding any policies maintained by the operators of wells). All such policies are in full force and effect and are adequate for the business in which the Saba Group engages. The Saba Group has not received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 4.14, no pending claims made by or on behalf of the Saba Group under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of the Saba Group. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid.

         4.15 Consents. Except as set forth on Schedule 4.15, no consent, approval or other authorization of any governmental authority or under any Contract or other material agreement or commitment to which the Saba Group is a party or by which any of its assets or Saba Properties are bound is required as a result of or in connection with the execution or delivery of this Agreement by Saba and Acquisition or the consummation by Saba and Acquisition of the transactions contemplated hereby.

         4.16     Environmental Laws and Regulations.

                  (a)(i) Except as set forth on Schedule 4.16, the ownership and operations of the Saba Properties by the Saba Group, and to the knowledge of Saba, the ownership and operations by third parties, and any use, storage, treatment, disposal, or transportation by the Saba Group, and to the knowledge of Saba, by third parties, of "Hazardous Substances," as defined below, that has occurred in or on the Saba Properties prior to the date of this Agreement have been in compliance with Environmental Requirements (as defined below); (ii) during the ownership, occupancy and operation of the Saba Properties by the Saba Group, and, to the knowledge of Saba, prior to the Saba Group's ownership, occupancy or operation, no release, leak, discharge, spill, disposal, or emission of Hazardous Substances has occurred in, on, or under the Saba Properties in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) to the knowledge of Saba, the Saba Properties are free of Hazardous Substances (other than petroleum and petroleum byproducts produced and distributed in the ordinary course of business), except for the presence of small quantities of Hazardous Substances utilized by the Saba Group or other tenants of the Saba Properties in the ordinary course of their business; and (iv) there is no pending or threatened litigation or administrative proceeding or, to the knowledge of Saba, investigation concerning the Saba Properties involving Hazardous Substances or Environmental Requirements.

         4.17     Affiliate Transactions; Employees.

                  (a) Except for advances for reimbursable expenses not in excess of $5,000 for any one employee, Schedule 4.17(a) sets forth (i) all presently outstanding loans and advances made by the Saba Group to, or made to the Saba Group by, any stockholder, director, officer or employee and (ii) all accrued but unpaid vacation pay owing to any officer or employee which is not disclosed on the Saba Audited Balance Sheet or Saba Unaudited Financials.

                  (b) Except as set forth on Schedule 4.17(b), the Saba Group is not a party to, nor bound by, the terms of any collective bargaining agreement, and the Saba Group has not experienced any material labor difficulties. There are no labor disputes existing, or to the knowledge of Saba, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No grievance or other legal action arising out of any collective bargaining agreement or relationship exists, or to the knowledge of Saba, is threatened. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the knowledge of Saba, are threatened.

                  (c) No legal  proceedings,  charges,  complaints,  or  similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or
(v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims. The Saba Group is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or agency relating to claims of discrimination or other claims in respect to employment practices and policies; no government or agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Saba Group.

                  (d) With respect to each person employed by the Saba Group (i) the Saba Group hired such person in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and (h) the Saba Group has complied with all recordkeeping and other regulatory requirements under IRCA.

                  (e) Since the date of its inception, the Saba Group has not incurred any liability or obligation under WARN or similar state laws. The Saba Group has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending December 31, 1997 in violation of WARN.

                  (f) The Saba Group is in material compliance with the provisions of the Americans with Disabilities Act.

         4.18 Accounts Receivables. The accounts receivables set forth in the Saba Unaudited Financials and those accounts receivable accruing through the Closing Date represent valid and bona fide sales to third parties incurred in the ordinary course of business, collectible in accordance with their terms, subject to no defenses, set-offs or counterclaims, except to the extent of any reserves for doubtful accounts not in excess of the amount of the reserves for doubtful accounts reflected in the Saba Unaudited Financials.

         4.19 Bank Accounts and Powers of Attorney. Schedule 4.19 sets forth each bank, savings institution and other financial institution with which the Saba Group has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Saba Group is identified on Schedule 4.19. Except as disclosed on such Schedule, the Saba Group has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

         4.20 Availability of Documents. The Saba Group has made available for inspection by the Company and its representatives true, current, and complete copies of its certificate of incorporation and bylaws, all written agreements, arrangements, commitments, and documents referred to in the Schedules attached hereto, and the corporate minute books of the Saba Group. Such corporate minute books contain the minutes of all of the meetings of stockholders, the board of directors, and any committees of the Saba Group that have been held preceding the date hereof and all written consents to action executed in lieu thereof.

         4.21 Brokerage, Financial Advisor or Finder Fees. Except for CIBC-Oppenheimer Corp., no agent, advisor, broker, person or firm acting on behalf of the Saba Group is, or will be, entitled to any commission or fees from any of the parties hereto, or from any of their respective affiliates in connection with any of the transactions contemplated hereby.

         4.22  Absence  of Certain  Changes  or  Events.  Except as set forth in
Schedule 4.22 or as otherwise contemplated by this Agreement, since December 31, 1997, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Saba Group (whether or not covered by insurance), materially and adversely affecting the business, operations or financial condition of the Saba Group, (b) any material adverse change in the business, operations, condition, financial or otherwise, or assets of the Saba Group, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Saba Group, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, and which, if occurring after the date hereof, would be in compliance with Section 5.1, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Saba Group's capital stock or other securities, any repurchase, redemption or other acquisition by the Saba Group of any capital stock or other securities, or any agreement, arrangement or commitment by the Saba Group to do so, (e) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the Saba Group's assets, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Saba Group, (f) any change in the relations of the Saba Group with or loss of its customers or suppliers, or any loss of business which would materially and adversely affect the business, operations or financial condition of the Saba Group, or (g) any capital expenditure (including any capital leases) or commitment therefor by the Saba Group in excess of $50,000.

         4.23 Subsidiaries. Each subsidiary material to the business of Saba is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted and to own, lease and operate the properties and assets used in connection therewith. Each of such subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on Saba and its subsidiaries taken as a whole. Except as set forth on Schedule 4.23, the outstanding shares of capital stock of such subsidiaries are validly issued, fully paid and nonassessable and are owned by Saba or by a subsidiary of Saba free and clear of all liens, claims or encumbrances, except for liens, claims or encumbrances which in the aggregate are not material to Saba and its subsidiaries taken as a whole. Except as set forth in Schedule 4.23, as of the date of this Agreement, there are no outstanding options, warrants, preemptive or other rights, contracts, commitments, undertakings or arrangements by which any of the subsidiaries of Saba is or may become obligated to issue any additional shares of their capital stock or securities convertible into any such shares. Saba does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity, which interest is material to Saba and its subsidiaries, taken as a whole, except as set forth in Schedule 4.23.

         4.24     Commission Filings; Financial Statements.

                  (a) Except as set forth on Schedule 4.24, since December 31, 1997, the Saba Group has timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Securities and Exchange Commission (the "Commission") under the Securities Act and the Exchange Act (all reports, proxy statements, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by the Saba Group with the Commission together with any amendments thereto, insofar as they contain information with respect to the Saba Group, are sometimes collectively referred to as the, "Commission Filings.") As of, (i) with respect to all Commission Filings other than registration statements filed under the Securities Act, the respective dates of their filing with the Commission or (ii) with respect to all registration statements filed under the Securities Act, their respective effective dates, the Commission Filings complied in all material respects with all of the applicable rules and regulations of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                  (b) The financial statements (including any related notes or schedules) for the year ended December 31, 1997 included in the Annual Report on Form 10-K for such year were prepared in accordance with GAAP (except as may be noted therein or in the notes or schedules thereto) consistently applied and fairly present the financial position of Saba and all of its subsidiaries as of December 31, 1997 and 1996 and the consolidated results of operations, cash flows and stockholders' equity, for each of the years in the three year period ended December 31, 1997.

                  (c) Any and all books, records and written information furnished to the Company by the Saba Group prior to, at or after the date of this Agreement, in the Schedules hereto, or otherwise when taken as a whole is, or when furnished will be, true and correct in all material respects. Such information when taken as a whole states, or when furnished will state, all material facts and does not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements are made, not misleading. There is no fact actually known to the Saba Group or a Stockholder that materially adversely affects the business, operations, condition, financial or otherwise, or assets of the Saba Group or the transactions contemplated hereby that has not been set forth herein or in the other documents, instruments and certificates delivered to the Company by or on behalf of the Saba Group specifically for use in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Saba makes no representation or warranty regarding the accuracy of any reserve report or other projection furnished to the Company. Any and all books, records and information furnished to the Engineers by the Saba Group prior to, at or after the date of this Agreement, in the Schedules hereto, or otherwise when taken as a whole is, or when furnished will be, (i) all such books, records and information that the Engineers have requested, and (ii) true and correct in all material respects.

         4.25 Registration Matters. Saba has no reason to believe that the registration of Saba Common Stock pursuant to Section 6.1(p) would not become effective within a reasonable period of such registration request.

         4.26 Matters Relating to Company. Saba has no plan or intention to cause the Company to issue additional shares of its stock that would result in the Saba Group losing control of the Company within the meaning of section 368(c) of the Code.

         4.27 Tax Basis. The adjusted tax basis for Federal income tax purposes of Saba's California Property and the costs attributable to Saba's operations in Indonesia, China and Pakistan was in excess of $23,000,000 as of December 31, 1997.

                                                      ARTICLE 5
                                      COVENANTS OF COMPANY AND THE STOCKHOLDERS

         Except with the prior written consent of Saba, on and after the date of this Agreement and before Closing or as otherwise permitted or contemplated by this Agreement, Company shall, and the Stockholders shall cause the Company and the Company Group to, operate in the ordinary course of business substantially in accordance with its past practices and abide by the following covenants:

     5.1. Affirmative Covenants. Company shall, and the Stockholders shall cause Company Group to:
         (a) Access to Information. Allow Saba and its authorized representatives and agents reasonable access (at Saba's expense, during normal business hours and upon reasonable advance notice) to the books, records and assets of the Company and to its officers, directors, employees, authorized representatives and agents for the purpose of audit and inspection, and furnish or cause to be furnished to Saba or its authorized representatives and agents all information with respect to its business and financial operations as Saba may reasonably request; provided, however, that neither the furnishing of such information to Saba or its representatives nor any investigation made heretofore or hereafter by Saba or its representatives shall affect the rights of Saba to rely on any representation or warranty made by the Stockholders or Company in this Agreement, each of which representations and warranties shall survive any furnishing of information or any investigation.

         In addition, the Company, at Saba's own cost and expense, shall provide to Saba access to all records in the Company's possession concerning all hazardous substances, used, stored, generated, treated, or disposed of by the Company, all environmental or safety studies conducted by or on behalf of the Company and all reports, correspondence, or filings to governmental agencies with jurisdiction over Environmental Requirements concerning the compliance of the Saba Properties or the operation of the Saba Properties with Environmental Requirements, all policies and procedures manuals or written guidelines utilized by the Company to comply with Environmental Requirements, and any other information reasonably requested by Saba pertaining to environmental, health, and safety issues (collectively, the "Environmental Information"). The Company agrees that Saba shall have the right to inspect the Environmental Information and the Saba Properties, including the performance of an environmental site assessment and audit; provided, however, Saba shall not perform subsurface or other invasive investigations, including air monitoring, at or near the Saba Properties unless the Company, in its sole discretion, agrees to such investigations.

         (b) Maintenance of Assets. Use its best efforts to maintain all of its assets or replacements thereof and improvements thereon in substantially the condition they are in on the date of this Agreement (ordinary wear and tear excepted), and use, operate and maintain all of the above assets in a reasonable manner, with inventories of spare parts and expendable supplies being maintained at levels consistent with past practice.

         (c) Insurance. Maintain, or have maintained on its behalf, insurance coverage for the benefit of the Company on the same basis as, or on a substantially equivalent basis to, the current insurance coverage described in
Schedule 2.14.

         (d) Approvals and Consents. Use commercially reasonable efforts (i) to cause all conditions to the obligations of Saba under this Agreement over which Company is able to exercise influence or control to be satisfied prior to the Closing Date and (ii) to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

         (e) Business Organization. Use its best efforts to preserve intact its business organization and to keep available until the Closing the services of its present officers and employees.

         (f) Preservation of Business. Use its best efforts to preserve its relationships with suppliers, advertisers, customers, employees and others having business relations with them or it and shall not change or modify or commit to change or modify any terms offered to customers or offer or agree to non-standard or discounted terms to or with any prospective customer or supplier. The Company promptly shall notify Saba if the Company is informed by any of its customers or suppliers that such customer or supplier will or may cease to do business with the Company either prior to or following the Closing.

         (g) Books and Records. Maintain its books and records in accordance with past practices.

         (h) Notification. Promptly notify Saba in writing of (i) any unusual or material developments with respect to the Company or the transactions contemplated hereby and (ii) of any material change in any of the information contained in the representations and warranties contained in Article 2 or 3 or in the Schedules hereto, provided that such notification shall not relieve the Stockholders or Company of any obligations under this Agreement.

         (i)  Personnel  Recommendations.   Promptly  notify  Saba  as  material
personnel vacancies occur at Company and discuss with Saba all personnel recommended for such vacant positions.

         (j) Financial Information. Furnish to Saba as soon as available, and in any event within 25 days after the end of each month ending on and after the date of this Agreement and prior to the Closing Date, a statement of income and expense for the month just ended and such other financial information as Saba may reasonably request, all of which financial information shall be prepared in accordance with GAAP consistently applied.

         (k) Contracts. Prior to the Closing Date, deliver to Saba a list of all Contracts entered into between the date of this Agreement and the Closing Date of the type required to be listed on Schedule 2.7, together with copies of such written Contracts and memoranda of all such Contracts that are oral.

         (l) Compliance with Laws. Comply in all material respects with all material laws, rules, regulations and policies to which Company or the assets of Company are subject.

         5.2 Negative Covenants. Except as contemplated by this Agreement, without the prior written consent of Saba, Company shall not, and the Stockholders shall not permit the Company Group to:

         (a) Compensation. Increase the compensation, bonuses or other benefits payable or to be payable to any person employed by it or adopt, amend, modify or terminate any Company pension or benefit plan, or grant any rights to receive severance payments or other benefits upon a termination of employment or a change in control thereof, except in the ordinary course of business consistent with past practices.

         (b)       Hiring. [Reserved]

         (c) Capital Expenditures. Incur or commit to incur any capital expenditures, not shown on Schedule 2.23, in an aggregate amount in excess of $50,000 that will not be paid in full by the Closing Date; provided that Company may fulfill contractual obligations existing prior to the date hereof which require expenditures in excess of $50,000.

         (d) Indebtedness. Incur, assume or guarantee any material obligation or
liability   other  than  in  the  ordinary  course  of  business  or  incur  any indebtedness to the Stockholders.

         (e) Contracts. Modify, amend or terminate any of the Contracts except in the ordinary course of business consistent with past practices and except for immaterial modifications and amendments; directly or indirectly, enter into or assume any new contract, agreement, obligation, lease, license or commitment that in the aggregate commits Company to the expenditure of more than $50,000; or incur any material nonmonetary obligations.

         (f) Collective Bargaining. Except as set forth on Schedule 5.2(f), enter into any new collective bargaining agreement or modify or extend any existing collective bargaining agreement with the effect of incurring obligations after the Closing Date.

         (g) Disposition and Acquisition of Assets. Sell, transfer or otherwise dispose of any asset or property of an aggregate value of more than $10,000 except for inventory sold in the usual and ordinary course of business and except for cash applied in payment of Company's trade liabilities in the usual and ordinary course of business; or purchase or otherwise acquire, or agree to purchase or otherwise acquire, any assets or property other than in the ordinary course of business consistent with past practices.

         (h) Rights. Except as set forth in Schedule 5.2(h), amend, terminate or give notice of termination with respect to any material existing agreement to which Company is a party, or waive any material rights thereunder, or waive any other right relating to the Company's assets except where such waiver of such other right would not have a material adverse effect on the Company or the Stockholders.

         (i) Encumbrances. Create, assume or permit to exist any Lien, condition or other charge or encumbrance of any nature upon Company's capital stock or its assets, except for those Liens in existence on the date of this Agreement and disclosed in Schedules 2.5 and 2.6.

         (j) Licenses. Do any act or fail to do any act that might result in the expiration, revocation, suspension or modification of any license or permit material to the operation of the Company, or fail to prosecute with due diligence any applications for any such license or permit.

         (k) Dividends, Merger, Etc. Declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of, purchasing, redeeming or otherwise acquiring, its capital stock, or merge or consolidate with any other entity.

         (l) Certificate of Incorporation; Bylaws. Make any change in its certificate of incorporation or bylaws.

         (m) Stock Issuance; Redemptions; Reorganizations. (i) Issue, grant or dispose of, or make any agreement, arrangement or commitment obligating it to issue, grant or dispose of, any of its capital stock or other securities; (ii) redeem or acquire, or make any agreement, arrangement or commitment obligating it to redeem or acquire, any of its capital stock or other securities; or, (iii) authorize or effect any reorganization, recapitalization or split-up of its capital stock.

         (n) Transactions With Affiliates. Enter into any agreement, arrangement or transaction with, or make any payment, distribution, loan or advance to, the Stockholders, any affiliate of the Stockholders or any officer, director or affiliate of the Company or any of its subsidiaries, except as otherwise contemplated by this Agreement.

         (o) Accounting Practices. Make any material changes in its accounting methods, principles or practices, except as required by GAAP consistently applied.

         (p) Changes in Business Practice. Fail to pay its accounts payable consistent with past practices, or take any action the purpose or effect of which is to shift income from post-Closing periods to the pre-Closing period or to defer expenses from the pre-Closing period to post-Closing periods, which action is not in the ordinary course of business consistent with past practices.

         (q) Tax Elections. Make new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting Company or any of its subsidiaries. Neither the Company nor any Stockholder will take any action or allow any action to be taken that would cause the Company's election to be taxed under Subchapter S of the Code to be terminated prior to the Closing Date.

         (r) WARN. Take any action that would result in an employment loss (as such term is defined in WARN) for any employee of Company or any of its subsidiaries.

         5.3 Conflict Between Affirmative and Negative Covenants. If there is any conflict between an affirmative covenant contained in Section 5.1 and a negative covenant contained in Section 5.2, then Saba shall be entitled to waive compliance with one or the other, as it deems appropriate.


                                                      ARTICLE 6

                                                  COVENANTS OF SABA

         Except with the prior written consent of Company, on and after the date of this Agreement and before Closing or as otherwise permitted or contemplated by this Agreement, Saba shall, and shall cause the Saba Group to, operate in the ordinary course of business substantially in accordance with its past practices and abide by the following covenants:

         6.1. Affirmative Covenants. Saba shall, and Saba shall cause its subsidiaries to:

         (a) Proxy Statement. Promptly prepare (and Company and the Stockholder shall cooperate in the preparation of) and file with the SEC as soon as is reasonably practicable a proxy statement under the Exchange Act, with respect to the meeting of the stockholders of Saba in connection with the Merger (as amended or supplemented from time to time, the "Proxy Statement"). Saba will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Saba shall use commercially reasonable efforts, and Company and the Stockholders will cooperate with Saba, to have the Proxy Statement filed with the SEC as promptly as practicable. Saba shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Proxy Statement and advise Company and the Stockholders of any material verbal comments with respect to the Proxy Statement received from the SEC. Each of Company and Saba shall use all reasonable efforts to obtain all financial statement information, financial data and reports required by the Exchange Act for inclusion in the Proxy Statement. Saba agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of stockholders of Saba, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Saba in reliance upon and in conformity with written information concerning Company, its subsidiaries or any Stockholder furnished to Saba by Company or the Stockholders specifically for use in the Proxy Statement. Company and the Stockholders agree the written information concerning Company, its subsidiaries or any Stockholder provided by them for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of Saba, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Approval of Stockholders and Board Recommendation. Through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on the adoption of this Agreement and the transactions contemplated hereby as soon as reasonably practicable after the date hereof, subject to obtaining all required consents and the requirements of applicable laws. Saba shall use its reasonable efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law to obtain the approval for this Agreement.

         (c) SEC Filings. After the date of this Agreement and before the Closing Date, deliver or make available to the Stockholders copies of all forms, reports and documents required to be filed by Saba during such period with the SEC and delivered to Saba's stockholders at the same time Saba delivers such forms, reports and documents to its stockholders.

         (d) Access to Information. Allow Company and its authorized representatives and agents reasonable access (at Company's expense, during normal business hours and upon reasonable advance notice) to the books, records and assets of Saba and its subsidiaries and to their officers, directors, employees, authorized representatives and agents for the purpose of audit and inspection, and furnish or cause to be furnished to Company or its authorized representatives and agents all information with respect to their business and financial operations as Company may reasonably request; provided, however, that neither the furnishing of such information to Company nor any investigation made heretofore or hereafter by Company or its representatives shall affect the rights of the Company to rely on any representation or warranty made by Saba or its subsidiaries in this Agreement, each of which representations and warranties shall survive any furnishing of information or any investigation.

         In addition, Saba and its subsidiaries, at the Company's own cost and expense, shall provide to the Company and its representatives access to the Environmental Information. Saba and its subsidiaries agree that Company shall have the right to inspect the Environmental Information and the Saba Properties, including the performance of an environmental site assessment and audit; provided, however, Company shall not perform subsurface or other invasive investigations, including air monitoring, at or near the Saba Properties unless Saba, in its sole discretion, agrees to such investigations.

         (e) Maintenance of Assets. Maintain all of its assets or replacements thereof and improvements thereon in substantially the condition they are in on the date of this Agreement (ordinary wear and tear excepted), and use, operate and maintain all of the above assets in a reasonable manner, with inventories of spare parts and expendable supplies being maintained at levels consistent with past practice.

         (f) Insurance. Maintain, or have maintained on their behalf, insurance coverage for the benefit of Saba and Acquisition on the same basis as, or on a substantially equivalent basis to, their existing insurance coverage.

         (g) Approvals and Consents. Use commercially reasonable efforts (i) to cause all conditions to the obligations of Company under this Agreement over which Saba and Acquisition are able to exercise influence or control to be satisfied prior to the Closing Date and (ii) to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

         (h) Business Organization. Use its best efforts to preserve intact its business organization and to keep available until the Closing the services of its present officers and employees.

         (i) Preservation of Business. Use its best efforts to preserve its relationships with suppliers, advertisers, customers, employees and others having business relations with them or it and shall not change or modify or commit to change or modify any terms offered to customers or offer or agree to non-standard or discounted terms to or with any prospective customer or supplier. Saba and Acquisition promptly shall notify Company if Saba or Acquisition is informed by any of its customers or suppliers that such customer or supplier will or may cease to do business with Saba or Acquisition either prior to or following the Closing.

         (j) Books and Records. Maintain its books and records in accordance with past practices.

         (k) Notification. Promptly notify Company in writing of (i) any unusual or material developments with respect to Saba and Acquisition or the transactions contemplated hereby and (ii) of any material change in any of the information contained in the representations and warranties contained in Article 4 or in the Schedules hereto, provided that such notification shall not relieve Saba or Acquisition of any obligations under this Agreement.

         (l) Personnel Recommendations. Promptly notify Company as material personnel vacancies occur at Saba or Acquisition and discuss with Company all personnel recommended for such vacant positions.

         (m) Financial Information. Furnish to Company as soon as available, and in any event within 25 days after the end of each month ending on and after the date of this Agreement and prior to the Closing Date, a statement of income and expense for the month just ended and such other financial information as Company may reasonably request, all of which financial information shall be prepared in accordance with GAAP consistently applied.

         (n) Contracts. Prior to the Closing Date, deliver to Company a list of all Contracts entered into between the date of this Agreement and the Closing Date required to be disclosed in any SEC Filing, together with copies of such written Contracts and memoranda of all such Contracts that are oral.

         (o) Compliance with Laws. Comply in all material respects with all material laws, rules, regulations and policies to which Saba and Acquisition or the assets of Saba and Acquisition are subject.

         (p) Registration. Use its best efforts to effect the registration of the Saba Common Stock to be or as issued pursuant to the Merger together with any securities issued in exchange for, or in replacement of, or otherwise in respect of, such Saba Common Stock (the "Registrable Securities") as soon as practicable after written request thereof is made by the Stockholders. In connection therewith, within ten (10) business days following any such request, Saba shall prepare and file with the Commission a registration statement on Form S-3 or other appropriate form for the offer and sale by the Stockholders and their successors, heirs and affiliates (the "Holders") of the Registrable Securities so issued and shall use its best efforts to cause such registration statement to become effective. Saba shall also promptly prepare and file such documents as may be necessary to register or qualify the Registrable Securities under the securities laws of the states that any Holder may reasonably request, and shall do any and all other acts and things reasonably necessary or advisable to enable such Holder to consummate a sale of the Registrable Securities in those states. In addition, Saba shall prepare and file all such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and in compliance with applicable law for a period of not less than five (5) years or such shorter period which will terminate when all Registrable Securities have been sold (but not before the expiration of the 90 day period referred to in
Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable). Notwithstanding the foregoing, Saba shall not be obligated to effect any such registration pursuant to this Section 6.1(p) if Saba's counsel delivers an opinion to the Holders and Saba's registrar and transfer agent reasonably satisfactory to counsel for the Holders to the effect that the Registrable Securities may be sold or distributed as planned by the Holders without registration. All expenses incident to Saba's performance or compliance with this Section 6.1(p) shall be paid by Saba; provided, however, the Holders shall be responsible for and shall pay any underwriting, brokerage or selling agent's fees, discounts or commissions, and shall be responsible for and pay all legal fees and expenses of counsel to the Holders or counsel to any underwriter or selling agent. In connection with any underwritten offering to which Saba shall have consented, Saba shall provide, or cause to be provided, such representations, warranties, covenants, opinions, "cold comfort" letters, indemnifications, opportunities for due diligence and other matters, and shall take all such other reasonable actions, as are customary in underwritten public offerings of securities.

         (q) Security for Loan. Saba shall assign and/or pledge all of its right, title and interest in the Pipeline to the Company as collateral to secure the Loan (which assignment, if any, shall be held in escrow or trust for the benefit of the Company) and shall execute and deliver to the Company, in form and substance satisfactory to the Company and the Stockholders, such documentation as the Company reasonably requires to evidence the Loan, assign and/or pledge all of Saba's right, title and interest in the Pipeline to the Company as collateral to secure the Loan, and secure and perfect such assignment and/or pledge, which assignment or pledge shall be otherwise unencumbered by any party or creditor whatsoever (except by operator and Colombian government liens).

         6.2 Negative Covenants. Except as contemplated by this Agreement, without the prior written consent of Company, Saba shall not, and Saba shall not permit the Saba Group to:

         (a) Compensation. Except in the ordinary course of business consistent with past practices, increase the compensation, bonuses or other benefits payable or to be payable to any person employed by it or adopt, amend, modify or terminate any Saba or Acquisition pension or benefit plan, or grant, except as to employees which the Company specifies in writing will not have continuing employment with Omimex Resources, Inc. immediately after the Effective Time, any rights to receive severance payments or other benefits upon a termination of employment or a change in control thereof.

     (b) Hiring. Hire any new employee whose aggregate compensation will be in excess of $35,000 per ------ year.

         (c) Capital Expenditures. Incur or commit to incur any capital expenditures in an aggregate amount in excess of $50,000 that will not be paid in full by the Closing Date; provided that Saba may fulfill contractual obligations existing prior to the date hereof which require expenditures in excess of $50,000.

         (d) Indebtedness. Incur, assume or guarantee any material obligation or liability other than in the ordinary course of business or incur any indebtedness to Saba, its subsidiaries or the Saba Major Stockholder; provided that Saba may (i) incur straight debt not in excess of $75 million, either publicly, institutionally or a combination thereof on such terms as the board of directors of Saba may approve, and (ii) fulfill commitments outstanding prior to the date hereof.

         (e) Contracts. Except as set forth on Schedule 6.2(e), modify, amend or terminate any material contracts, arrangements and commitments (whether oral or written) to which Saba or Acquisition is a party or by which Saba or Acquisition's assets or business are bound except in the ordinary course of business consistent with past practices and except for immaterial modifications and amendments; directly or indirectly, enter into or assume any new contract, agreement, obligation, lease, license or commitment that in the aggregate commits Saba or Acquisition to an obligation or expenditure of more than $50,000; or incur any material nonmonetary obligations.

         (f) Collective Bargaining. Enter into any new collective bargaining agreement or modify or extend any existing collective bargaining agreement with the effect of incurring obligations after the Closing Date.

         (g) Disposition and Acquisition of Assets. Sell, transfer or otherwise dispose of any asset or property of an aggregate value of more than $10,000 (except for (i) inventory sold in the usual and ordinary course of business and except for cash applied in payment of Saba's and Acquisition's trade liabilities in the usual and ordinary course of business, (ii) the common stock of Saba Petroleum, Inc. and any property located in the State of California, Indonesia and China, and (iii) Saba's assets or property set forth in Schedule 6.2(g)) or purchase or otherwise acquire, or agree to purchase or otherwise acquire, any assets or property other than in the ordinary course of business consistent with past practices.

         (h) Rights. Except as set forth in Schedule 6.2(h), amend, terminate or give notice of termination with respect to any material existing agreement to which Saba or Acquisition is a party, or waive any material rights thereunder, or waive any other right relating to Saba's or Acquisition's assets except where such waiver of such other right would not have a material adverse effect on Saba or Acquisition.

         (i) Encumbrances. Create, assume or permit to exist any Lien, condition or other charge or encumbrance of any nature upon Saba's or Acquisition's capital stock or its assets, except for those Liens in existence on the date of this Agreement and disclosed in Schedule 4.5.

         (j) Licenses. Do any act or fail to do any act that might result in the expiration, revocation, suspension or modification of any license or permit material to the operation of Saba or Acquisition, or fail to prosecute with due diligence any applications for any such license or permit.

         (k) Dividends, Merger, Etc. Except as set forth in Schedule 6.2(k), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of, purchasing, redeeming or otherwise acquiring, its capital stock, or merge or consolidate with any other entity.

         (l) Certificate of Incorporation; Bylaws. Make any change in its certificate of incorporation or bylaws.

         (m) Stock Issuance; Redemptions; Reorganizations. Except as set forth in Schedule 6.2(m), (i) issue, grant or dispose of, or make any agreement, arrangement or commitment obligating it to issue, grant or dispose of, any of its capital stock or other securities at any time; (ii) redeem or acquire, or make any agreement, arrangement or commitment obligating it to redeem or acquire, any of its capital stock or other securities; or, (iii) authorize or effect any reorganization, recapitalization or split-up of its capital stock.

         (n) Transactions With Affiliates. Enter into any agreement, arrangement or transaction with, or make any payment, distribution, loan or advance to, any of the stockholders of Saba, any affiliate of the stockholders of Saba or any officer, director or affiliate of Saba or its subsidiaries, except as otherwise contemplated by this Agreement.

         (o) Accounting Practices. Make any material changes in its accounting methods, principles or practices, except as required by GAAP consistently applied.

         (p) Changes in Business Practice. Fail to pay its accounts payable consistent with past practices, or take any action the purpose or effect of which is to shift income from post-Closing periods to the pre-Closing period or to defer expenses from the pre-Closing period to post-Closing periods, which action is not in the ordinary course of business consistent with past practices.

         (q) Tax Elections. Make new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting Saba or its subsidiaries.

         (r) WARN. Take any action that would result in an employment loss (as such term is defined in WARN) for any employee of Saba or Acquisition.

         (s) Solicitation. Together with the Saba Major Stockholder and the directors of Saba (subject to applicable law, including, without limitation, fiduciary duty requirements, to which such directors are subject), during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or for a period of ten (10) days after the termination of this Agreement in accordance with its terms, directly or indirectly, solicit or initiate the submission of proposals or offers from any person for any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Saba or a merger, consolidation or business combination of or involving Saba.

         6.3 Conflict Between Affirmative and Negative Covenants. If there is any conflict between an affirmative covenant contained in Section 6.1 and a negative covenant contained in Section 6.2, then Company shall be entitled to waive compliance with one or the other, as it deems appropriate.






                                                      ARTICLE 7

                                                   JOINT COVENANTS

         7.1 Cooperation. The parties to this Agreement shall cooperate fully with each other and their counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, including, without limitation, all actions required to be taken to comply with '368, '355 and related provisions of the Code, shall execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement, and shall otherwise use their respective best efforts to consummate the transactions contemplated hereby and to fulfill their respective obligations under this Agreement.

         Without limiting the foregoing paragraph, the parties shall use all reasonable efforts to obtain all authorizations, consents, orders and approvals of federal, state and local regulatory bodies and officials and nongovernmental third parties that may be or become necessary for performance of their obligations pursuant to this Agreement, and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

         7.2 Antitrust Laws Compliance. As soon as practicable after the execution of this Agreement, each of the parties will make all filings required of it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each party and/or its affiliates shall pay all of the filing fees required of such party in connection therewith. Each party will cooperate with the other parties in accomplishing such filings and will keep the other parties apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other governmental agency with respect to this Agreement or the transactions contemplated hereby or thereby.

         7.3      Tax Matters.

                  (a) The Stockholders agree to timely prepare and file all tax returns relating to the operation of Company and its Subsidiaries prior to the Closing Date. Stockholders will make such tax returns available to Saba at least 30 days prior to the date that such returns are required to be filed and Saba and the Stockholders will use their best efforts to cooperate in good faith with respect to any issues that may arise in connection with the preparation of such tax returns.

                  (b) Saba intends to prepare all of its tax returns on the basis of owing no U.S. federal income tax resulting from the disposition of property subject to Section 6.2(g)(ii). In the event that any U.S. federal income tax becomes due and owing as a result of the disposition of the property subject to Section 6.2(g)(ii), (i) the Company shall be liable for payment of the Company Percentage (as defined below) of the first $2,000,000 principal amount of such tax and penalties and interest thereon, and (ii) Saba Petroleum, Inc. shall be liable for the payment of (a) the Saba Percentage of the first $2,000,000 principal amount of such tax, (b) one hundred percent (100%) of the principal amount of such tax in excess of $2,000,000, and (c) all interest and penalties other than those specified in (i) above that accrue on the entire principal amount of such tax, if any. The "Company Percentage" shall mean the percentage ownership that the Stockholders have of shares of Saba Common Stock immediately after giving effect to Section 1.6(c). The "Saba Percentage" shall mean the percentage ownership that the Stockholders do not have of shares of Saba Common Stock immediately after giving effect to Section 1.6(c).

                  (c) The parties hereby agree that if any dispute or controversy relating to a post closing adjustment under Section 1.6(c) or this
Section 7.3 arises between them, they shall exert all possible efforts to resolve and settle the dispute. If the parties cannot reach a mutually agreeable settlement through conciliation, they agree that any controversy or claim arising out of or relating to this Section 7.3 will be settled by arbitration in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment upon the reward rendered by the arbitrator may be entered in any court having jurisdiction thereof or having jurisdiction over one or more of the parties or their assets. The arbitral tribunal shall be composed of one (1) arbitrator. The parties will attempt to agree upon the appointment of the arbitrator. If the parties fail to agree upon the appointment of the arbitrator within thirty (30) days after the date the claimant's demand for arbitration is communicated to the other party, the AAA will make the appointment. The place of arbitration will be Los Angeles, California. The parties hereby exclude any right of application or appeal to any court to the extent that they may validly so agree, provided that the foregoing arbitration provision will not prevent a party from applying to a court of competent jurisdiction for injunctive and other forms of interim or equitable relief. The parties hereto agree that the arbitrator shall decide which party or parties shall pay for the costs and expenses of all arbitration proceedings. The arbitrator shall (i) be limited to awarding compensatory relief and related interest and precluded from modifying the terms of this Agreement, and (ii) have no authority to resolve a dispute arising under or with respect to any other provisions of this Agreement and his/her jurisdiction shall be limited to the two sections specified in this Section 7.3(c).

         7.4 Publicity. Prior to the Closing Date, all general notices, releases, statements and communications to advertisers, customers, suppliers, employees and independent contractors of the parties hereto and to the press and the general public relating to this Agreement (including the existence of this Agreement and the transactions contemplated hereby), shall be made only at such times and in such manner as may be mutually agreed upon by Saba and the Stockholders; provided, however, that (i) a party shall be entitled, following reasonable prior written notice to the other parties, to issue such press releases and to make such public statements and filings as are, in the opinion of its legal counsel, required by applicable law (including, without limitation, federal securities laws and regulations), and (ii) the board of directors has given and has not withdrawn its recommendation to the stockholders to approve the Merger.

         7.5 Saba Stockholder Approval. At the shareholders meeting called pursuant to Section 6.1(b), the Saba Major Stockholder shall vote all of his shares in favor of the approval of this Agreement, including, without limitation, the Merger and the election of the directors designated in Section 1.4(b).

         7.6 Escrow. On the Closing Date, post-Merger Saba shall escrow $3,600,000 or an amount sufficient to redeem all of the 9% subordinated debentures in accordance with the terms and conditions thereof, and shall promptly effect such redemption thereafter.

         7.7 Disposition of Assets. As a consequence of the determination of the Company Group that the best of interests of Saba after the Merger will be served by not conducting business or owning assets within the State of California, the parties shall have done such things as may be reasonably necessary to cause the post-Merger Saba to not conduct business or own assets in the State of California.

                                    ARTICLE 8

                CONDITIONS TO OBLIGATIONS OF SABA AND ACQUISITION

         The obligation of Saba and Acquisition to consummate the transactions contemplated hereby to occur on the Closing Date shall be conditioned upon the satisfaction or waiver by Saba and Acquisition, at or prior to the Closing, of the following conditions:

         8.1 Representations and Warranties. Each representation and warranty of the Company and Stockholders contained in this Agreement and in any Schedule or other disclosure in writing from the Company or Stockholders shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

         8.2 Covenants of Stockholders and Company. All of the covenants and agreements herein on the part of Stockholders and the Company to be complied with or performed on or before the Closing Date shall have been complied with and performed in all material respects.

         8.3 Certificate of the Company and Stockholders. There shall be delivered to Saba and Acquisition a certificate dated the Closing Date and signed by the President of the Company and each Stockholder to the effect set forth in Sections 8.1 and 8.2, which certificate shall have the effect of a representation and warranty made by the Company and each Stockholder on and as of the Closing Date.

         8.4 Absence of Litigation. No inquiry, action, suit, or proceeding shall have been asserted, threatened, or instituted (i) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof,
(ii) which would, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations or prospects of the Company, or (iii) which would, if adversely determined, have a material adverse effect on the right or ability of the Company to carry on its business as now conducted.

         8.5 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for the Company to consummate the transactions contemplated hereby shall have been obtained (including, without limitation, those consents and approvals set forth on Schedule 2.15 hereto and the consent of Bank One Texas, N.A., as lender to Saba, the Debenture holders, and the Preferred Stockholders) and copies thereof shall be delivered to Saba.

         8.6 Certificates. The Company shall have delivered to Saba and Acquisition (i) certificates of the appropriate governmental authorities, dated as of a date not more than five (5) business days prior to the Closing Date, attesting to the existence and good standing of the Company in the states of Delaware and in each jurisdiction where the Company is qualified to do business;
(ii) a copy, certified by the Secretary of State of Delaware as of a date not more than five (5) business days prior to the Closing Date, of the certificate of incorporation and all amendments thereto of the Company; (iii) a copy certified by the Secretary of the Company, dated the Closing Date, of the bylaws of the Company; and (iv) certificates, dated the Closing Date, of the Secretary of the Company relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

         8.7 Opinion of Counsel. Saba and Acquisition shall have received opinions from counsel or an accounting firm of Saba and Acquisition, dated as of the Closing Date and in form and substance satisfactory to Saba and Acquisition, that (i) the Merger will constitute a tax-free reorganization under Section 368 of the Code, and (ii) the spin-off of stock in Saba Petroleum, Inc. from Saba will not constitute a taxable dividend to the Saba stockholders.

         8.8 Fairness Opinion. Saba shall have received a written opinion from CIBC-Oppenheimer Corp. that the transactions contemplated herein are fair from a financial point of view to the shareholders of Saba, which is in effect and has not been withdrawn as of Effective Time.

         8.9 No Material Adverse Change. Except as disclosed on a Schedule hereto, no material adverse change in the results of operations, financial condition or business of the Company shall have occurred, and the Company shall not have suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, since December 31, 1997, which change, loss or damage is reasonably likely to materially adversely affect the business or financial condition of the Company; and Saba shall have received a certificate signed by the Chief Financial Officer of the Company dated the Closing Date to such effect.

         8.10 Saba Stockholder Approval. The Merger shall have been approved by the requisite vote or consent of the stockholders of Saba in accordance with Saba's Articles of Incorporation and applicable law.

         8.11 HSR Waiting Period. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

         8.12 Disposition of Certain Property. As a consequence of the determination of the Company Group that the best of interests of Saba after the Merger will be served by not conducting business or owning assets within the State of California, the Company Group shall have done such things as may be reasonably necessary to ensure that the post-Merger Saba does not conduct business or own assets in the State of California

         Prior to the consummation of the Merger, the Company Group shall have divested itself of all of its assets which are located in the State of California.

         8.13 Preferred Stock. Saba, in its sole discretion, shall be satisfied with the treatment of the Preferred Stock in accordance with the Rose Glen Agreement.

     8.14 Subordinated Debt. Bank One Texas, N.A. shall have approved payment of Saba's 9% subordinated Debentures.
                                   ARTICLE 9

                           CONDITIONS TO THE COMPANY'S
                        AND THE STOCKHOLDERS' OBLIGATIONS

         The obligation of the Company and the Stockholders to consummate, the transactions contemplated hereby to occur on the Closing Date shall be conditioned upon the satisfaction or waiver by the Company and the Stockholders, at or prior to the Closing, of the following conditions:

         9.1 Representations and Warranties. Each representation and warranty of Saba and Acquisition contained in this Agreement and in any Schedule or other disclosure in writing from Saba or Acquisition shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

         9.2 Covenants of Saba and Acquisition. All of the covenants and agreements herein on the part of Saba and Acquisition to be complied with or performed on or before the Closing Date shall have been fully complied with and performed in all material respects.

         9.3 Certificates of Saba and Acquisition. Each of Saba and Acquisition shall have delivered to the Company a certificate dated the Closing Date and signed by the President or a Vice President of Saba and Acquisition to the effect set forth in Sections 9.1 and 9.2, which certificates shall have the effect of a representation and warranty made by each of Saba and Acquisition on and as of the Closing Date.

         9.4 Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened, or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

         9.5 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Saba and Acquisition to consummate the transactions contemplated hereby shall have been obtained (including, without limitation, those consents and approvals set forth on Schedule 4.15 hereto) and delivered to the Company.

         9.6 Certificates. Each of Saba and Acquisition shall have delivered to the Company (i) a certificate of the appropriate governmental authority, dated as of a date not more than five (5) business days prior to the Closing Date, attesting to the existence and good standing of Saba and Acquisition in the State of Delaware; (ii) copies, certified by the Secretary of State of Delaware as of a date not more than five (5) business days prior to the Closing Date, of the certificate of incorporation and all amendments thereto of Saba and Acquisition, respectively, (iii) copies, certified by the Secretary of each of Saba and Acquisition, dated the Closing Date, of the bylaws of Saba and Acquisition; and (iv) a certificate, dated the Closing Date, of the Secretary of each of Saba and Acquisition relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

         9.7 Opinion of Counsel. The Company and the Stockholders shall have received an opinion of Locke Purnell Rain Harrell (A Professional Corporation), counsel to the Company and the Stockholders, dated as of the Closing Date and in form and substance satisfactory to the Company and the Stockholders that the Merger will constitute a tax-free reorganization under Section 368 of the Code.

         9.8 Disposition of Certain Property. As a consequence of the determination of the Company Group that the best of interests of Saba after the Merger will be served by not conducting business or owning assets within the State of California, the Saba Group shall have taken such actions to ensure that the post-Merger Saba does not conduct business or own assets in the State of California.

         Prior to the consummation of the Merger, the Saba Group shall have caused all of its assets located in the State of California ("Saba's California Property") to be conveyed to Saba Petroleum, Inc. ("SPI"). Saba's California Property shall include all of the stock of Santa Maria Refining Company and Saba Realty, Inc., the personal property located in the State of California and described on Exhibit F hereto and the realty and oil and gas properties located in the State of California and described on Exhibit G hereto. Concurrently with the consummation of the Merger, Saba shall distribute to the shareholders of Saba as of the record date established by the Board of Directors of Saba for such purpose the common stock of SPI on such basis as such Board shall have determined. For purposes of effecting the foregoing, to the extent that the then existing indebtedness of the Saba Group shall not have been retired, SPI shall be deemed to owe, and have secured financing for payment of, $6.0 million of such indebtedness as adjusted to the date of the Merger.

         9.9 No Material Adverse Change. Except as disclosed on a Schedule hereto, no material adverse change in the results of operations, financial condition or business of Saba shall have occurred, and Saba shall not have suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, since December 31, 1997, which change, loss or damage is reasonably likely to materially adversely affect the business or financial condition of Saba; and the Company shall have received a certificate signed by the Chief Financial Officer of Saba dated the Closing Date to such effect.

         9.10 Saba Stockholder Approval. The Merger shall have been approved by the requisite vote or consent of the stockholders of Saba in accordance with Saba's Articles of Incorporation and applicable law.

         9.11 HSR Waiting Period. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

         9.12 Election of Board of Directors. As of the Closing Date, the Board of Directors of Saba shall consist of the five (5) directors set forth in
Section 1.4(b) hereof until their successors are duly elected and qualified.

     9.13 Saba Credit Agreement. Bank One Texas, N.A. shall have executed and delivered, in form and substance satisfactory to the Company and the Stockholders, a commitment to extend credit to (i) post-merger Saba and its subsidiaries in the amount of at least $50,000,000, and (ii) Saba Petroleum, Inc. in the amount of at least 6,000,000.

         9.14 Preferred Stock. The Company and the Stockholders, in their respective sole discretion, shall be satisfied with the treatment of the Preferred Stock in accordance with the Rose Glen Agreement.

     9.15 Subordinated Debt. Bank One Texas, N.A. shall have approved payment of Saba's 9% subordinated Debentures.

         9.16 Loan. Saba shall have assigned and/or pledged all of its right, title and interest in the Pipeline to the Company as collateral to secure the Loan and shall have executed and delivered to the Company, in form and substance satisfactory to the Company and the Stockholders, such documentation as the Company reasonably requires to evidence the Loan, assign and/or pledge all of Saba's right, title and interest in the Pipeline to the Company as collateral to secure the Loan, and secure and perfect such assignment and/or pledge, which assignment or pledge shall be otherwise unencumbered by any party or creditor whatsoever (except by operator and Colombian government liens).

         9.17 Warrant. Saba shall have executed and delivered to the Stockholders, in form and substance satisfactory to the Company and the Stockholders, such documents as the Company requires to evidence the Warrant, including, without limitation, the Warrant Agreement.


                                                     ARTICLE 10

                                                       CLOSING

         10.1 Closing.  Unless this Agreement is first terminated as provided in
Section 11.1, and subject to the satisfaction or waiver of all the conditions set forth in Articles 8 and 9, the closing of the transactions contemplated hereby (the "Closing") shall take place (i) on September 30, 1998, at the offices of Saba in Santa Maria, California, or (ii) on such other date and at such other place as the parties may agree upon in writing (the "Closing Date").

         10.2 Exchange of Certificates. At the Closing and immediately following the Effective Time, upon surrender of each certificate representing shares of Company Common Stock, Saba shall, in exchange therefor, deliver certificates representing the appropriate number of shares of Saba Common Stock, as contemplated in Section 1.5 above. Until so surrendered or exchanged, each such certificate representing Company Common Stock shall represent solely the right to receive the applicable number of shares of Saba Common Stock.

         10.3 Legends on Saba Common  Stock.  The  certificates  evidencing  the
shares  of  Saba  Common  Stock  to  be  delivered  at  Closing   shall  contain
substantially the following restrictive legend:

         "THESE, SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHOUT (1) REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE LAW OR (2) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED."

Saba shall cause such legend to be removed from the certificates upon the effectiveness of the registration of such shares of Saba Common Stock.


                                                     ARTICLE 11

                                                     TERMINATION

         11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a)      by mutual written consent of Saba and the Company; or

                  (b) by either Saba or the Company if (i) the Merger shall have not been consummated by October 31, 1998 (the "Termination Date") or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action the parties hereto shall use their best efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                  (c) By Saba (with the approval of the Directors), by giving written notice of such termination to the Company, if (i) any representation or warranty of the Company herein is untrue or incorrect in any material respect and, in the reasonable opinion of Saba, the condition to closing in Section 8.1 could not be expected to be satisfied by the termination date contemplated by 11.1(b) hereof, (ii) there has been a material breach of any material covenant or agreement of the Company herein such that, in the reasonable opinion of Saba, the condition to closing in Section 8.2 could not be expected to be satisfied by the termination date contemplated by 11.1(b) hereof, (iii) a material adverse change in the results of operations or financial condition or business of the Company has occurred, or the Company has suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, since December 31, 1997, which change, loss or damage is reasonably likely to materially adversely affect the business or financial condition of the Company, or (iv) the stockholders of Saba or the Company do not approve and adopt this Agreement.

                  (d) By the Company (with the approval of the Directors), by giving written notice of such termination to Saba, if (i) any representation or warranty of Saba herein is untrue or incorrect in any material respect and, in the reasonable opinion of the Company, the condition to closing in Section 9.1 could not be expected to be satisfied by the termination date contemplated by 11.1(b) hereof, (ii) there has been a material breach of any material covenant or agreement of Saba herein such that, in the reasonable opinion of the Company, the condition to closing in Section 9.2 could not be expected to be satisfied by the termination date contemplated by 11.1(b) hereof, (iii) a material adverse change in the results of operations or financial condition or business of Saba has occurred, or Saba has suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, since December 31, 1997, which change, loss or damage is reasonably likely to materially adversely affect the business or financial condition of Saba, or (iv) the stockholders of Saba or the Company do not approve and adopt this Agreement.

                  (e) by Saba, if prior to the Effective Time, a person or entity makes a bona fide offer to purchase or otherwise acquire some or all of the stock or assets of Saba.

         11.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 11.1 hereof, all further obligations of the parties hereto under this Agreement (other than pursuant to Article 12 and Sections 11.3, 11.4 and 13.13) shall terminate without further liability or obligation of each party to the other parties hereunder. Except in the case of gross negligence, willful misconduct or fraud, termination of this Agreement shall be the sole and exclusive remedy for breach of any representation or warranty which pursuant to Section 13.9 does not survive the Closing and for breach of any obligation to be performed under this Agreement prior to the Closing.

         11.3 Return of Information. If this Agreement is terminated in accordance with the terms hereof, each of the parties shall return to the other party all information and material provided to it in connection with the transactions contemplated hereby, and each such party shall exercise all reasonable diligence in maintaining the confidentiality of such information.

         11.4     Cancellation Payments and Expenses.

                  (a) Expenses and Cancellation Fee. Saba shall, upon demand, pay immediately to the Company a cancellation fee (the "Cancellation Fee") of $1,000,000 payable in immediately available funds if (i) the Merger is not consummated or this Agreement is terminated pursuant to Section 11.1(e), and
(ii) thereafter a Change in Control (as defined below) during the Measuring Period (as defined below) shall occur (collectively, the "Payment Event").

         A "Change in Control" shall be deemed to have occurred on the earliest date on or by which (i) the beneficial ownership of the equity securities of Saba on the part of any person or entity (other than the Company or its affiliates or associates), together with the beneficial ownership thereof on the part of the affiliates and/or associates of such person or entity, first equals or exceeds 50 percent of the equity securities of Saba then outstanding, or (ii) any person or entity (other than the Company or its affiliates or associates) acquires assets of Saba which, together with any assets acquired from Saba by any affiliates and/or associates of such person or entity, constitute at least 50 percent of the assets owned by Saba on the Termination Date; provided, however, that if during the Measuring Period (as defined below), Saba enters into an agreement providing for a transaction or series of transactions that would result in Change in Control, the Cancellation Fee shall become payable on the date such agreement is entered into, provided further, however, that no payment shall become due in respect of such Change in Control until the earliest date upon which such transaction or series of transactions is consummated (whether or not such date occurs during the Measuring Period).

         The "Measuring Period" shall be the period of time beginning on the Termination Date and ending nine months after such date.

                  (b) Remedies. Saba acknowledges that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company and the Stockholders would not enter into this Agreement. Accordingly, if Saba fails to pay any amounts due pursuant to this Section 11.4, and, in order to obtain such payment, suit is commenced which results in a judgment against Saba therefor, Saba shall pay the plaintiff's reasonable costs (including reasonable attorney fees and expenses) in connection with such suit, together with interest computed on any amounts determined to be due pursuant to this Section 11.4 (computed from the date upon which such amounts were due and payable pursuant to this Section 11.4) and such costs (computed from the date(s) incurred) at the rate of ten percent (10%) per annum. Saba's obligations under this Section 11.4 shall survive any termination of this Agreement.

                  (c) This section shall not be applicable to a Change in Control resulting solely from the conversion of the Preferred Stock.


                                                     ARTICLE 12

                                                   INDEMNIFICATION

         12.1     Saba's Losses.

                  (a) Stockholders jointly and severally agree to indemnify and hold harmless Saba and the Surviving Corporation and their respective directors, officers, employees, representatives, agents, and attorneys (collectively, "Saba Indemnitees") from, against and in respect of any and all Saba Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by the Company or any Stockholder in or pursuant to this Agreement that is to survive pursuant to
Section 13.9 being untrue or incorrect in any material respect; or (ii) any failure by the Company (prior to the Effective Time) or any Stockholder to observe or perform their covenants and agreements set forth in this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby, except in any instance to the extent Saba Losses result from a Saba Indemnitee's own gross negligence or willful misconduct.

                  (b) "Saba's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Stockholders' consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs (including, without limitation, reasonable attorneys' fees), Taxes, penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce a Saba Indemnitee's right to indemnification hereunder. Saba Losses shall not include lost profits or consequential damages.

                  (c) The Saba Indemnitees shall not be entitled to assert or recover hereunder, including the indemnification claims under Article 12, for
(i) any claim that does not exceed $50,000, and (ii) the first $100,000, in the aggregate of such claims; it being the intention of the parties that such amount shall be for the sole account of the Saba Indemnitees.

                  (d) The maximum aggregate liability of the Company and the Stockholders under this Agreement or arising out of the transactions contemplated hereby, including any obligation to the Saba Indemnitees under
Article 12, shall not exceed $10,000,000.

                  (e) Any right to bring any arbitration, suit, action or other proceeding to enforce any of the obligations of any party hereunder or arising out of the transactions contemplated hereby shall terminate on the earlier of the first day of the eighteenth (18th) calendar month after the Closing, or October 31, 2000.

         12.2     Stockholders' Losses.

                  (a) Saba (before the Effective Time) and the Saba Major Stockholder jointly and severally agree to indemnify and hold harmless the Stockholders and their respective employees, representatives, agents, and attorneys (collectively, the "Stockholder Indemnitees") from, against, for and in respect of any all Stockholder Losses (as defined below) suffered, sustained, incurred or required to be paid by a Stockholder Indemnitee by reason of (i) any representation or warranty made by Saba or Acquisition in or pursuant to this Agreement that is to survive pursuant to Section 13.9 being untrue or incorrect in any material respect; or (ii) any failure by Saba, Acquisition or the Surviving Corporation (following the Effective Time) to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby, except in any instance to the extent Stockholder Losses result from a Stockholder Indemnitee's own gross negligence or willful misconduct.

                  (b) "Stockholder Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Saba's consent, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs (including, without limitation, reasonable attorneys' fees) and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce a Stockholder Indemnitee's right to indemnification hereunder.
Stockholder Losses shall not include lost profits or consequential damages.

                  (c) The Stockholder Indemnitees shall not be entitled to assert or recover hereunder, including the indemnification claims under Article 12, for (i) any claim that does not exceed $50,000, and (ii) the first $100,000, in the aggregate of such claims; it being the intention of the parties that such amount shall be for the sole account of the Stockholder Indemnitees.

                  (d) The maximum aggregate liability of Saba and the Stockholder Indemnitees under this Agreement or arising out of the transactions contemplated hereby, including any obligation to the Stockholder Indemnitees under Article 12, shall not exceed $10,000,000.

                  (e) Any right to bring any arbitration, suit, action or other proceeding to enforce any of the obligations of any party hereunder or arising out of the transactions contemplated hereby shall terminate on the earlier of the first day of the eighteenth (18th) calendar month after the Closing, or October 31, 2000.

         12.3 Notice of Loss. Except to the extent set forth in the next sentence, no party shall have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article 12, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Saba Losses, Stockholders severally and not jointly, shall be the Indemnifying Party and Saba Indemnitees shall be the Indemnified Parties. With respect to Stockholder Losses, Saba and the Surviving Corporation shall be the Indemnifying Party and Stockholder Indemnitees shall be the Indemnified Party.

         12.4 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty
(30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

         12.5 Cooperation. Each party and its respective affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, tax audit, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety. and Health Administration, and Equal Employment Opportunity Commission matters.


                                                     ARTICLE 13

                                           OTHER AGREEMENTS: MISCELLANEOUS

         13.1 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

         13.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 13.2 shall be null and void.

         13.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         13.4 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         13.5  Construction.  As used in this  Agreement,  the  words  "herein,"
"hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, or other subdivision.

         13.6 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Saba, Acquisition, the Company and Stockholders. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         13.7 Schedules, Etc. All exhibits and schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein, and all references to this Agreement herein or in any such exhibits or schedules shall refer. to and include all such exhibits and schedules.

         13.8 Notices. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally, (ii) sent by telecopy, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:

         If to Saba or Acquisition, to:

                  Saba Petroleum Company
                  3201 Skyway Drive
                  Santa Maria, California 93455
                  Telecopier:  (805) 347-1072
                  Attention:  Ilyas Chaudhary

         with a copy to:

                  Rodney Hill, Esq.
                  2010 Birnam Wood Drive
                  Montecito, California 93018-2206
                  Telecopier:  (805) 565-5893; and

                  Steven Talley, Esq.
                  Gibson Dunn & Crutcher, LLP
                  1801 California St., Suite 4100
                  Denver, CO 80202-2694
                  Telecopier:  (303) 296-5310

         If to the Company:

                  Omimex Resources, Inc.
                  5608 Malvey, Penthouse Suite
                  Ft. Worth, Texas 76107
                  Telecopier:  (817) 735-8033
                  Attention:        Naresh K. Vashisht

         with a copy to:

                  Don Glendenning, Esq.
                  Locke Purnell Rain Harrell
                  2200 Ross Avenue, Suite 2200
                  Dallas, Texas  75201-6776
                  Telecopier:  (214) 740-8800

                  James B. Hallmark, Esq.
                  Locke Purnell Rain Harrell
                  2200 Ross Avenue, Suite 2200
                  Dallas, Texas  75201-6776
                  Telecopier:  (214) 740-8800

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

         13.9 Survival of Covenants, Agreements, Representations and Warranties. None of the representations and warranties contained herein or made pursuant hereto shall survive the Closing, except that the representations and warranties contained in Sections 2.10, 2.22, 4.3 and 4.21 shall survive until the expiration of the applicable statute of limitations.

         13.10  GOVERNING  LAW;  CHOICE  OF  FORUM.   THIS  AGREEMENT  SHALL  BE
CONSTRUED, ENFORCED, AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES), EXCEPT THAT THE LAWS OF THE STATE OF DELAWARE SHALL APPLY AS TO MATTERS OF ORGANIC CORPORATE LAW.

         AS PART OF THE CONSIDERATION FOR VALUE RECEIVED PURSUANT TO THIS AGREEMENT, AND REGARDLESS OF THE LOCATION OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF THE PARTIES, EACH PARTY HEREBY IRREVOCABLY CONSENTS AND AGREES TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE SOUTHERN DISTRICT OF CALIFORNIA OR THE COUNTY OF SANTA BARBARA IN ANY SUIT, ACTION OR PROCEEDING BROUGHT AGAINST SUCH PARTY BY THE OTHER PARTY AND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT AND AGREES THAT EITHER OF THE AFORESAID COURTS SHALL BE AN APPROPRIATE FORUM FOR SUCH ACTION.

         13.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shaH not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

         13.12 Expenses. Each party shall bear its own fees and expenses incurred in connection with the transactions contemplated hereby.

         13.13 Third Party Beneficiaries. Except as otherwise specifically provided in Article 11, no individual or firm, corporation, partnership, or other entity shall be a third party beneficiary of the representations, warranties, covenants, and agreements made by any party hereto.

         13.14 Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         13.15 Further Assurances. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, Saba, Acquisition, the Company, the Stockholders, the Saba Major Stockholder and the Directors, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate the transactions contemplated hereby.

         13.16 Several Obligations. Any several obligations or liabilities of the Stockholders hereunder shall be performed by them in proportion to their interests in the Company Common Stock as of the date hereof.

         13.17 Access to Records and Information. For a period of five years from the Closing, each of the parties will cooperate with the other in furnishing information necessary for the other party to comply with requirements of the Securities and Exchange Commission, the Internal Revenue Service, the Franchise Tax Board of the State of California, any other governmental agency or in defending or prosecuting suits by or against third parties, concerning the prior operation of the properties held by each pursuant to this agreement. In particular and without limiting the generality of the foregoing, each party will provide access to the other to information possessed by or available to such other party without undue effort or expense, requisite or helpful in preparing tax returns or historical financial statements. SPI is intended to be a direct beneficiary of this covenant and has executed this agreement solely for the purposes of binding it to perform this obligations of this section 13.17.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


SABA PETROLEUM COMPANY



By:/s/ Ilyas Chaudhary
Ilyas Chaudhary
President



SABA ACQUISITION, INC.



By:/s/ Ilyas Chaudhary
Ilyas Chaudhary
President



SABA PETROLEUM, INC.



By:/s/ Ilyas Chaudhary
Ilyas Chaudhary
President



OMIMEX RESOURCES, INC.



By:/s/ Naresh K. Vashisht
Naresh K. Vashisht
President

June 16, 1998
79
STOCKHOLDERS OF OMIMEX RESOURCES, INC.



/s/Naresh K. Vashisht
Naresh K. Vashisht



/s/Jogesh Kumar
Jogesh Kumar



/s/Romesh Sharma
Romesh Sharma


/s/Neha Vashisht Trust
Neha Vashisht Trust


By:

Trustee

/s/Niti Vashisht Trust
Niti Vashisht Trust


By:

Trustee

SABA MAJOR STOCKHOLDER



/s/Ilyas Chaudhary
Ilyas Chaudhary

EXHIBIT A
to the
Agreement and Plan of Reorganization


NET ASSET VALUE MODEL







                             Calif Colombia Louisiana Canada  Other Total  W/o      ColombiaCanada  Other  Total W/Calif W/o
                                                                          Calif                                         Calif
          Reserve reports
          PDP                15.0  27.7     6.3      5.4     9.6   64.0   49.0     41.5    3.7     24.3   69.5  133.5   118.5
          PDNP               2.5   4.4      8.3      0.0     2.6   17.8   15.3     11.5    0.0     3.4    14.9  32.7    30.2
          PUD                2.6   25.0     8.1      6.1     1.1   42.9   40.3     28.7    0.1     0.2    29.0  71.9    69.3
          Proved             20.1  57.1     22.7     11.5    13.3  124.7  104.6    81.7    3.8     27.9   113.4 138.1   218.0
          Probable           33.6  52.0     2.2      0.2     2.8   90.8   57.2     57.1    0.9     1.6    59.6  150.4   116.8
          Possible           148.0 21.6     0.7      0.0     1.1   171.4  23.4     24.6    0.0     0.1    24.7  196.1   48.1
               Total         201.7 130.7    25.6     11.7    17.2  386.9  185.2    163.4   4.7     29.6   197.7 584.6   382.9
          Reserve Factors
          General            0     0.75     0.815    1       1                     0.75    1       1
          PDP                0%    75%      82%      100%    100%                  75%     100%    100%
          PDNP               0%    60%      61%      80%     80%                   60%     80%     80%
          PUD                0%    53%      41%      70%     70%                   53%     70%     70%
          Probable           0%    19%      20%      25%     25%                   19%     25%     25%
          Possible           0%    8%       8%       10%     10%                   8%      10%     10%
          Reserve Value      0.0   47.9     14.0     9.7     13.2  84.9   84.9     65.6    4.0     27.6   97.2  182.1   182.1
          Pipeline           0.0   4.2      0.0      0.0     0.0   4.2    4.2      5.4     0.0     0.0    5.4   9.6     9.6
          Refinery           0.0   0.0      0.0      0.0     0.0   0.0    0.0      0.0     0.0     0.0    0.0   0.0     0.0
          Real Estate        0.0   0.0      0.0      0.0     0.0   0.0    0.0      0.0     0.0     2.0    2.0   2.0     2.0
          Exploration        0.0   0.0      0.0      0.0     0.0   0.0    0.0      2.0     0.0     0.0    2.0   2.0     2.0
          Enterprise         0.0   0.0      0.0      0.0     1.0   1.0    1.0      0.0     0.0     3.0    3.0   4.0     4.0
          Wk cap, other      0.0   0.0      0.0      0.9     1.0   1.9    1.9      0.0     0.0     0.0    0.0   1.9     1.9
          Total assets       0.0   52.1     14.0     10.6    15.3  92.0   92.0     73.0    4.0     32.5   109.5 201.6   201.6

          Long Term Debt     0.0   0.0      0.0      0.0     23.0  23.0   23.0     0.0     0.0     17.0   17.0  40.0    40.0
          Debentures         0.0   0.0      0.0      0.0     3.6   3.6    3.6      0.0     0.0     0.0    0.0   3.6     3.6
          Costs/ other       0.0   0.0      0.0      0.0     1.0   1.0    1.0      0.0     0.0     0.0    0.5   1.5     3.5
          Preferred stock    0.0   0.0      0.0      0.0     11.5  11.5   11.5     0.0     0.0     0.0    0.0   11.5    11.5
          Total liabilities  0.0   0.0      0.0      0.0     39.1  39.1   39.1     0.0     0.0     17.0   17.5  56.6    58.6

          Net Value          0.0   52.1     14.0     10.6    (23.8)52.9   52.9     73.0    4.0     15.5   92.0  145.0   145.0
          %                                                        37%    37%                             63%
          Shares - primary                                         11.147 11.147                          19.387
          NAV / Share                                              $4.75  $4.75                           $4.75
          Net                                                      58.8   58.8                            92.0  150.9   150.9
          value-adjusted
          %                                                        39%    39%                             61%
          Shares fully                                             13.345 13.345                          20.873
          diluted
          NAV / share                                              $4.41  $4.41                           $4.41
          fully diluted




SHARES OUTSTANDING (000'S)

                                         Shares               NAV,
                                                              chg.
Issued at 12/31/97                       10.947               $0.000
EAMC acquisition                         0.200                0.000
                                         -------------------- ---------
         Currently outstanding           11.147               0.000
Options in money                         0.548                0.815
Preferred Stock ($5.1 MM @ $3.50)        1.450                5.100
Warrants to Preferred                    0.200                0.000
                                         ==================== =========
             Fully diluted               13.345               $5.915
                                         ==================== =========


CONTINGENT:
Debentures                               ($3,599@ $4.38/sh)   0.822
Warrants to pfd./placement               (@ $10.68/sh)        0.270
Options out of money                     (@ $15.50/sh)        0.625
                                                              ---------

                               Subtotal                       1.716
                                                              =========




Exhibit B To the Agreement and Plan of Reorganization

                                               NET LIABILITY SCHEDULE


                                         Saba                                  Omimex
Current liabilities                      24,279,948                            12,000,000

Long-term debt                           19,609,855                            17,000,000

Other liabilities (net)1                     78,069                                 0
                                         ----------                            ------

Total liabilities                        43,967,872                            29,000,000

Current assets                           13,941,308                            12,000,000
                                         ----------                            ----------

Net liabilities (w/ California           30,026,564                            17,000,000
properties)

Less: California debt                     6,000,000                                 0
                                         ----------                            ------

Net liabilities                          24,026,5642                           17,000,000




Exhibit C to the Agreement and Plan of Reorganization

                                                 ADJUSTMENT EXAMPLES

1.       Net Liabilities (12/31/97)

         a.       Example 1
                                         Saba                                  Omimex
Estimated net liabilities                24,026,564                            17,000,000
Final net liabilities per Final
Statement                                26,000,000                            16,000,000
                                         ----------                            ----------

Net Product                              (588,344)                             1,000,000
                                                                               -(588,344)

                                                                               1,588,344
                                                                               / 3.00

Net Shares                                                                     529,448 shares
Aggregate Stock Consider.                                                      +20,348,000 shares

Base Stock Consideration                                                       20,877,448 shares



         b.       Example 2
                                         Saba                                  Omimex
Estimated net liabilities                24,026,564                            17,000,000
Final net liabilities per Final
Statement                                26,000,000                            17,500,000
                                         ----------                            ----------

Net Product                              (588,344)                             (500,000)
                                                                               -(588,344)

                                                                               88,344
                                                                               / 3.00

Net Shares                                                                     29,448 shares
Aggregate Stock Consider.                                                      +20,348,000 shares

Base Stock Consideration                                                       20,377,448 shares


         c.       Example 3
                                         Saba                                  Omimex
Estimated net liabilities                24,026,564                            17,000,000
Final net liabilities per Final
Statement                                26,000,000                            18,000,000
                                         ----------                            ----------

Net Product                              (588,344)                             (1,000,000)
                                                                               -(588,344)

                                                                               (411,656)
                                                                               / 3.00

Net Shares                                                                     (137,219) shares
Aggregate Stock Consider.                                                      +20,348,000 shares

Base Stock Consideration                                                       20,210,782 shares




2.       Net Cash Flow (1/1/98 - Closing)

         a.       Example 1
                                         Saba                                  Omimex
Oil & gas revenues                       11,000,000                            13,000,000
Other revenues                           1,000,000                             2,000,000
                                         ---------                             ---------

Total revenues                           12,000,000                            15,000,000

Lease operating expenses                 6,000,000                             7,000,000
Gas and administrative                   1,000,000                             2,000,000
expenses
Interest and other expenses              2,000,000                             2,000,000
Capital / dry hole expenses              1,000,000                                     0
                                         ---------                             ---------

Net Cash Flow                            2,000,000                             4,000,000
                                                                               - 2,000,000

Net Cash Product                                                               2,000,000
                                                                               / 3.00

Net Cash Shares                                                                666,667 shares
Base Stock Consideration                                                       +20,877,448 shares3

Final Stock Consideration                                                      21,544,115 shares












         b.       Example 2
                                         Saba                                  Omimex
Oil & gas revenues                       11,000,000                            11,000,000
Other revenues                           3,000,000                             2,000,000
                                         ---------                             ---------

Total revenues                           14,000,000                            13,000,000

Lease operating expenses                 6,000,000                             7,000,000
Gas and administrative                   1,000,000                             2,000,000
expenses
Interest and other expenses              2,000,000                             2,000,000
Capital / dry hole expenses              1,000,000                                     0
                                         ---------                             ---------

Net Cash Flow                            4,000,000                             2,000,000
                                                                               - 4,000,000

Net Cash Product                                                               (2,000,000)
                                                                               / 3.00

Net Cash Shares                                                                (666,667) shares
Base Stock Consideration                                                       +20,877,448 shares4

Final Stock Consideration                                                      20,210,781 shares



EXHIBIT D to the Agreement and Plan of Reorganization

RGC International Investors, LDC
3 Bala Plaza East, Suite 200
251 St. Asaphs Road
Bala Cynwyd, PA 19004

      Re: Saba Petroleum Company, Series A Convertible Preferred Stock and
                              "Redemption Warrants"

Gentlemen:

         When  accepted  by you  ("Holder"),  this  letter  will  constitute  an
agreement  among  Saba  Petroleum  Company  ("Saba"),   Omimex  Resources,  Inc.
("Omimex") and Holder, as follows:

1. Holder warrants and represents that it is now the sole beneficial and record holder and owner of the "Securities " issued by Saba pursuant to the Securities Purchase Agreement dated December 31, 1997 between Saba and Holder and that Holder has the right and power to execute and perform this agreement and that all subsequent owners and holders of the Securities, as such, will be bound by this agreement;
2. Holder hereby consents to the execution and performance of the Agreement and Plan of Reorganization between Saba and Omimex on substantially the same term as those contained in the copy of such Agreement attached hereto ("Agreement"), provided, however, that the consent to the performance of such agreement shall terminate on November 1, 1998, if such performance has not theretofore occurred and Holder hereby waives and relinquishes any right or privilege it may have under the Securities Purchase Agreement and any agreement executed pursuant thereto to require any whole or partial redemption of the Stock as a result of the consummation of the transactions contemplated by the Agreement.
  3. Holder hereby gives and grants to Omimex the exclusive right and option to purchase for cash, all or any portion, but not less than $2 million, or greater than $3 million, principal amount of the Series A Convertible Preferred Stock (the "Stock") owned by Holder at 105% of Stated Value, plus accrued interest to the date of purchase by giving written notice specifying the amount of Stock for which the option is exercised together with a wire transfer of immediately available funds in the amount of the purchase price therefor, such option to expire on the earlier to occur of
     a) three days after the execution of the Agreement, or b) on June 5, 1998 at 6 P.M. Philadelphia time; Omimex hereby agrees that the stock acquired by it pursuant to paragraphs 3 and 4, shall be retired upon consummation of the merger contemplated by the Agreement and, in any event, (before it is retired or if not retired) may not be converted until such time as the Holder has fully converted any Stock held by it.
4. Provided that Omimex shall have exercised the option contained in paragraph 3, in whole or in part, Holder hereby gives and grants to Omimex the exclusive right and option to purchase an additional amount of the Stock, such amount to be all or any portion of two times the Stated Value of the amount of Stock purchased pursuant to paragraph 3, at 108.5% of the Stated Value plus accrued interest to the date of purchase by giving written notice and immediately available funds for the purchase price in the manner specified in paragraph 3, such option to expire on the earlier of September 30, 1998, at 6 P.M. Philadelphia time or the closing or termination of the transaction(s) contemplated by the Agreement; the right to purchase Stock pursuant to this paragraph 4 is subject to the Holders right to convert such Stock in accordance with the terms of the Certificate of Designation , as modified by paragraph 5 below. To the extent the Holder submits a conversion notice in respect of Stock subject hereto prior to the exercise by Omimex of its option hereunder, Saba shall be bound to honor such conversion in accordance with terms of the Certificate of Designation as modified hereby.
5. The ability of the Holder to convert the Stock is changed from that specified in section VI.A.(b) of the Certificate of Designation, so that fifty percent of the Stock not then actually purchased by Omimex pursuant to paragraphs 3 and 4 hereof, shall be convertible in accordance with said section VI.A.(b) and the remaining fifty percent shall be convertible, on a cumulative basis, 20% on September 1, 1998, and an additional 20% on the first calendar day of each succeeding month, unless a) such Stock is converted at a price of $4 or more (after the closing of the transaction(s) contemplated by the Agreement)(subject to adjustments for stock splits, stock dividends, extraordinary distributions (including the spin-off) and similar transactions), or b) the Agreement has been terminated or the transaction contemplated thereby abandoned, in which cases all of such Stock may be converted without regard to the foregoing limitations; For the avoidance of doubt (i)Omimex shall be deemed to have actually purchased Stock only to the extent it has exercised its options to purchase and has paid for such Stock in accordance the terms hereof and (ii) the Holder shall be entitled to convert any Stock not then actually purchased by Omimex in accordance with the terms of the Certificate of Designation as modified hereby.
6. As part of the consummation of the Agreement and in partial consideration of the execution of this agreement by Holder, Holder shall receive a like distribution as will shareholders of record of Saba, such distribution to be equal to sixty percent of the amount Holder would have received had Holder converted at the closing date all of the Stock, less the amounts actually purchased by Omimex pursuant to paragraphs 3 , 4 and 11 hereof and less any amounts which may be redeemed by Saba in accordance with the Certificate of Designation prior to the closing date but not prior to August 30, 1998.
7. Any of the Stock not acquired by Omimex pursuant to paragraphs 3 or 4 hereof, may be redeemed or purchased by Saba, at its option, in accordance with the existing agreements relating to the Stock at a purchase or redemption price specified in the Certificate of Designation, plus the Redemption Warrants specified therein proportionately reduced to the amount of Stock redeemed or purchased;
8. If the Stock is redeemed, it shall be redeemed in the manner specified in the Certificate of Designation and if it is purchased, it shall be purchased in like manner as specified in paragraph 3 hereof;
9. The Stock Purchase Warrant (Closing Warrant) is hereby amended by revising the Exercise Price specified therein to be "115% of the average daily closing price on the American (or such other exchange or market as then shall be the principal market) for the Common Stock during the ten trading days succeeding the date on which the transactions contemplated by the Agreement occur", or if the Agreement is terminated or the transactions contemplated thereby abandoned, 115% of the closing price on the American Stock Exchange of the Common Stock on the date that this agreement is executed by Holder;
10. The modifications to the conversion schedule made by paragraph 5 hereof, shall terminate and the existing conversion schedule shall be reinstated if any of the following events shall occur, a) Ilyas Chaudhary or any company or entity controlled by him or a member of his immediate family shall voluntarily sell any of the Common Stock prior to the date on which the Agreement is consummated, it being understood that margin sales shall not be considered a voluntary sale and that a sale to Omimex or its shareholders off the exchange shall not be within this condition, or b) the registration statement covering the Common Stock underlying the Stock shall not be declared effective by the close of business on June 30, 1998, or c) a proposal to approve the issuance of more than 19.9% of the Common Stock in exchange for the conversion of the Stock and the warrants held by Holder in a manner to permit the conversion and exercise thereof, as the case may be, without violation of Rule 713 of the American Stock Exchange, shall not be approved by the shareholders by November 1, 1998; by his execution of this agreement on behalf of Saba, Ilyas Chaudhary agrees to vote all shares owned by him in favor of such proposal; and
11. Subject to the prior right of Omimex, Holder hereby grants to Saba the exclusive right and option to purchase such amounts of Stock as Omimex may be permitted to purchase pursuant to paragraphs 3 and 4 hereof on the terms and in the manner specified in such paragraphs. Omimex, Saba and any other holder of the Stock (other than Holder) shall be bound by the restrictions on conversion described in paragraph 3 above.

If the foregoing constitutes our agreement, kindly execute and return a copy of this letter by facsimile, which will constitute an original counterpart, followed by return of an executed original copy by overnight courier. This agreement is for the direct and express benefit of Omimex, as well as the parties hereto.

                                    Very truly yours,

                                    SABA PETROLEUM COMPANY

                                    By /s/Ilyas Chaudhary__________

ACCEPTED AND AGREED TO
On this 1st day of June 1998
RGC INTERNATIONAL INVESTORS, LDC
By: Rose Glen Capital Management, L.P., Investment Manager
     By RGC General Partner Corp., as general partner

By: /s/ Wayne D. Bloch____________
            Wayne D. Bloch, Managing Director



THE FOREGOING IS APPROVED on
This 1st  day of June 1998

OMIMEX RESOURCES, INC.

By: /s/ Naresh Vashisht__________
            Naresh Vashisht, Chairman and Chief Executive Officer


                                                      Exhibit E
                                                       to the
                                        Agreement and Plan of Reorganization

                                             FORM OF WARRANTY AGREEMENT

         THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. EXCEPT AS OTHERWISE SET FORTH HEREIN, NEITHER THIS WARRANT NOR ANY OF SUCH SHARES MAY BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO COMPLY WITH APPLICABLE STATE SECURITIES LAWS.

Right to Purchase 353,000
Shares of Common Stock,
par value $.001 per share

                                               STOCK PURCHASE WARRANT

         THIS CERTIFIES THAT, for value received, NARESH K. VASHISHT, JOGESH KUMAR, ROMESH SHARMA, THE NEHA VASHISHT TRUST and the NITI VASHISHT TRUST (collectively, the "Holder") or its registered assigns, is entitled to purchase from OMIMEX RESOURCES, INC. (formerly Saba Petroleum Company), a Delaware corporation (the "Company"), at any time or from time to time during the period specified in Paragraph 2 hereof, Three Hundred Fifty Three Thousand (353,000) fully paid and nonassessable shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), at the exercise price specified in that certain Agreement (the "Rose Glen Agreement") dated June 1, 1998 between Saba Petroleum Company, RGC International Investors, LDC and Omimex Resources, Inc. (the "Exercise Price"). The term "Warrant Shares," as used herein, refers to the shares of Common Stock purchasable hereunder.

         This Warrant is subject to the following terms, provisions, and conditions:

         1. Manner of Exercise; Issuance of Certificates; Payment for Shares. Subject to the provisions hereof, this Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant, together with a completed exercise agreement in the form attached hereto (the "Exercise Agreement"), to the Company during normal business hours on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon (i) payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company of the Exercise Price for the Warrant Shares specified in the Exercise Agreement or (h) if the resale of the Warrant Shares by the holder is not then registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), delivery to the Company of a written notice of an election to effect a "Cashless Exercise" (as defined in Section 11(c) below) for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such shares as set forth above. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

         2. Period of Exercise. This Warrant is exercisable at any time or from time to time on or after the Effective Time (as defined in that certain Agreement and Plan of Reorganization by and among Saba Petroleum Company, Saba Acquisition, Inc., Omimex Resources, Inc., the Stockholders of Omimex Resources, Inc. and, for certain purposes, Ilyas Chaudhary) and before 5:00 p.m., Fort Worth, Texas time on the fifth (5th) anniversary of the Effective Date (the "Exercise Period").

         3. Certain Agreements of the Company. The Company hereby covenants and agrees as follows:

                  (a) Shares to be Fully Paid. All Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid, and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof.

                  (b) Reservation of Shares. During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

                  (c) Listing. The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of the Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

                  (d) Certain Actions Prohibited. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

                  (e) Successors and Assigns. This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation, or acquisition of all or substantially all the Company's assets.

         4. Antidilution Provisions. During the Exercise Period, the Exercise Price and the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Paragraph 4.

         In the event that any adjustment of the Exercise Price as required herein results in a fraction of a cent, such Exercise Price shall be rounded up to the nearest cent.

                  (a) Adjustment of Exercise Price and Number of Shares upon Issuance of Common Stock. Except as otherwise provided in Paragraphs 4(c) and 4(e) hereof, if and whenever on or after the date of issuance of this Warrant, the Company issues or sells, or in accordance with Paragraph 4(b) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Market Price (as hereinafter defined) on the date of issuance (a "Dilutive Issuance"), then immediately upon the Dilutive Issuance, the Exercise Price will be reduced to a price determined by multiplying the Exercise Price in effect immediately prior to the Dilutive Issuance by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in Paragraph 4(b) hereof, received by the Company upon such Dilutive Issuance divided by the Market Price in effect immediately prior to the Dilutive Issuance, and (ii) the denominator of which is the total number of shares of Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance.

                  (b) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Paragraph 4(a) hereof, the following will be applicable:

     (i) Issuance of Rights or Options. If the Company in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock ("Convertible Securities") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "Options") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Market Price on the date of issuance or grant of such Options, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Options will, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the price per share for which Common Stock is issuable upon the exercise of such Options" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

     (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Market Price on the date of issuance, then the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of the preceding sentence, the price per share for which Common Stock is issuable upon such conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.
     (iii) Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to the Company upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Company upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such change will be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.
     (iv) Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Exercise Price then in effect will be readjusted to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.
     (v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Warrant will be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Company.

     (vi) Exceptions to Adjustment of Exercise Price. No adjustment to the Exercise Price will be made (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the date of issuance of this Warrant or issued pursuant to the Rose Glen Agreement; (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Company now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the independent members of the Board of Directors of the Company or a majority of the members of a committee of independent directors established for such purpose; or (iii) upon the exercise of the Warrants.

                  (c) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionately increased.

                  (d) Adjustment in Number of Shares. Upon each adjustment of the Exercise Price pursuant to the provisions of this Paragraph 4, the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

                  (e) Consolidation, Merger or Sale. In case of any consolidation of the Company with, or merger of the Company into any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the holder of this Warrant will have the right to acquire and receive upon exercise of this Warrant in lieu of the shares of Common Stock immediately theretofore acquirable upon the exercise of this Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of this Warrant had such consolidation, merger or sale or conveyance not taken place. In any such case, the Company will make appropriate provision to insure that the provisions of this Paragraph 4 hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Warrant. The Company will not effect any consolidation, merger or sale or conveyance unless prior to the consummation thereof, the successor corporation (if other than the Company) assumes by written instrument the obligations under this Paragraph 4 and the obligations to deliver to the holder of this Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, the holder may be entitled to acquire.

                  (f) Distribution of Assets. In case the Company shall declare or make any distribution of its assets (including cash) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, then, after the date of record for determining stockholders entitled to such distribution, but prior to the date of distribution, the holder of this Warrant shall be entitled upon exercise of this Warrant for the purchase of any or all of the shares of Common Stock subject hereto, to receive the amount of such assets which would have been payable to the holder had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such distribution.

                  (g) Notice of Adjustment. Upon the occurrence of any event which requires any adjustment of the Exercise Price, then, and in each such case, the Company shall give notice thereof to the holder of this Warrant, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease in the number of Warrant Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Such calculation shall be certified by the chief financial officer of the Company.

                  (h) Minimum Adjustment of Exercise Price. No adjustment of the Exercise Price shall be made in an amount of less than 1% of the Exercise Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Exercise Price.

                  (i) No Fractional Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Market Price of a share of Common Stock on the date of such exercise.

                  (j)      Other Notices.  In case at any time:

     (i) the Company shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution (including dividends or distributions payable in cash out of retained earnings) to the holders of the Common Stock;
     (ii) the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

     (iii) there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all its assets to, another corporation or entity; or

     (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then,  in each such case,  the Company  shall give to the holder of this Warrant
(a) notice of the date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable approximation thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least 30 days prior to the record date or the date on which the Company's books are closed in respect thereto. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.

                  (k) Certain Events. If any event occurs of the type contemplated by the adjustment provisions of this Paragraph 4 but not expressly provided for by such provisions, the Company will give notice of such event as provided in Paragraph 4(g) hereof, and the Company's Board of Directors will make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock acquirable upon exercise of this Warrant so that the rights of the Holder shall be neither enhanced nor diminished by such event.

                  (l)      Certain Definitions.

     (i) "Common Stock Deemed Outstanding" shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), plus (x) pursuant to Paragraph 4(b)(i) hereof, the maximum total number of shares of Common Stock issuable upon the exercise of Options, as of the date of such issuance or grant of such Options, if any, and
(y) pursuant to Paragraph 4(b)(ii) hereof, the maximum total number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities, as of the date of issuance of such Convertible Securities, if any.

     (ii) "Market Price," as of any date, (i) means the average of the last reported sale prices for the shares of Common Stock on the American Stock Exchange (the "AMEX") for the five (5) trading days immediately preceding such date as reported by Bloomberg, L.P. ("Bloomberg"), or (ii) if the AMEX is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation or, at the option of a majority-in-interest of the holders of the outstanding Warrants by (b) an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.
                           (iii) "Common  Stock," for purposes of this Paragraph
4, includes the Common Stock,
par value $.001 per share, and any additional class of stock of the Company having no preference as to dividends or distributions on liquidation, provided that the shares purchasable pursuant to this Warrant shall include only shares of Common Stock, par value $.001 per share, in respect of which this Warrant is exercisable, or shares resulting from any subdivision or combination of such Common Stock, or in the case of any reorganization, reclassification, consolidation, merger, or sale of the character referred to in Paragraph 4(e) hereof, the stock or other securities or property provided for in such Paragraph.

         5. Issue Tax. The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the holder of this Warrant or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the holder of this Warrant.

         6. No Rights or Liabilities as a Shareholder. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company. No provision of this Warrant, in the absence of affirmative action by the holder hereof to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         7.       Transfer, Exchange, and Replacement of Warrant.

                  (a) Restriction on Transfer. This Warrant and the rights granted to the holder hereof are transferable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in the form attached hereto, at the office or agency of the Company referred to in Paragraph 7(e) below, provided, however, that any transfer or assignment shall be subject to the conditions set forth in Paragraph 7(f) hereof. Until due presentment for registration of transfer on the books of the Company, the Company may treat the registered holder hereof as the owner and holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary.

                  (b) Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the office or agency of the Company referred to in Paragraph 7(e) below, for new Warrants of like tenor representing in the aggregate the right to purchase the number of shares of Common Stock which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of shares as shall be designated by the holder hereof at the time of such surrender.

                  (c) Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company (including the posting of a bond, if reasonably requested by the Company), or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

                  (d) Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in this Paragraph 7, this Warrant shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the Holder or transferees or any expenses incurred in connection with the posting of a bond pursuant to Paragraph 7(c) above) and charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Paragraph 7.

                  (e) Register. The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

                  (f) Exercise or Transfer Without Registration. If, at the time of the surrender of this Warrant in connection with any exercise, transfer, or exchange of this Warrant, this Warrant (or, in the case of any exercise, the Warrant Shares issuable hereunder), shall not be registered under the Securities Act of 1933, as amended (the "Securities Act") and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such exercise, transfer, or exchange, (i) that the holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel, which opinion and counsel are acceptable to the Company, to the effect that such exercise, transfer, or exchange may be made without registration under said Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act; provided that no such opinion, letter or status as an "accredited investor" shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act. The first holder of this Warrant, by taking and holding the same, represents to the Company that such holder is acquiring this Warrant for investment and not with a view to the distribution thereof.

         8.       Registration Rights.  [Reserved]

         9. Notices. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the holder of this Warrant shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail or by recognized overnight mail courier, postage prepaid and addressed, to such holder at the address shown for such holder on the books of the Company, or at such other address as shall have been furnished to the Company by notice from such holder. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the Company shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail or by recognized overnight mail courier, postage prepaid and addressed, to the office of the Company at 3201 Airpark Drive, Suite 201, Santa Maria, California 93455, Attention: Chief Executive Officer, or at such other address as shall have been furnished to the holder of this Warrant by notice from the Company. Any such notice, request, or other communication may be sent by facsimile, but shall in such case be subsequently confirmed by a writing personally delivered or sent by certified or registered mail or by recognized overnight mail courier as provided above. All notices, requests, and other communications shall be deemed to have been given either at the time of the receipt thereof by the person entitled to receive such notice at the address of such person for purposes of this Paragraph 9, or, if mailed by registered or certified mail or with a recognized overnight mail courier upon deposit with the United States Post Office or such overnight mail courier, if postage is prepaid and the mailing is properly addressed, as the case may be.

         10. Governing Law. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE BODY OF LAW CONTROLLING CONFLICTS OF LAW.

         11.      Miscellaneous.

                  (a) Amendments. This Warrant and any provision hereof may only be amended by an instrument in writing signed by the Company and the holder hereof.

                  (b) Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

                  (c) Cashless Exercise. Notwithstanding anything to the contrary contained in this Warrant, if the resale of the Warrant Shares by the holder is not then registered pursuant to an effective registration statement under the Securities Act, this Warrant may be exercised by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock.

             [The balance of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.



OMIMEX RESOURCES, INC.
(formerly Saba Petroleum Company)


By:
Name:
Title:

Dated as of

                                             FORM OF EXERCISE AGREEMENT


                                     Dated:


To:


         Theundersigned, pursuant to the provisions set forth in the within Warrant, hereby agrees to purchase shares of Common Stock covered by such Warrant, and makes payment herewith in full therefor at the price per share provided by such Warrant in cash or by certified or official bank check in the amount of, or, if the resale of such Common Stock by the undersigned is not currently registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, by surrender of securities issued by the Company (including a portion of the Warrant) having a market value (in the case of a portion of this Warrant, determined in accordance with Section 11(c) of the Warrant) equal to $ . Please issue a certificate or certificates for such shares of Common Stock in the name of and pay any cash for any fractional share to:


                                                     Name:

                                                     Signature:
                                                     Address:



Note: The above signature should correspond exactly with the name on the face of the within Warrant.
and, if said number of shares of Common Stock shall not be all the shares purchasable under the within Warrant, a new Warrant is to be issued in the name of said undersigned covering the balance of the shares purchasable thereunder less any fraction of a share paid in cash.

                                                 FORM OF ASSIGNMENT


         FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock covered thereby set forth hereinbelow, to:

Name of Assignee                                  Address                                        No of Shares






, and hereby irrevocably constitutes and appoints as agent and attorney-in-fact to transfer said Warrant on the books of the within-named corporation, with full power of substitution in the premises.


Dated:

In the presence of



                                                     Name:


                                                            Signature:
                                                            Title   of   Signing
Officer or Agent (if any):

                                                            Address:



Note: The above signature should correspond exactly with the name on the face of the within Warrant.



                                                        Exhibit F
                                     to the
                      AGREEMENT AND PLAN OF REORGANIZATION

                                Personal Property



1. All vehicles, office equipment, computer hardware and software, furniture, artwork, appliances, and supplies situated in California and leased and/or owned by Saba or any of its subsidiaries.

2. The gamma survey equipment owned by Saba Exploration Company.

3. All of the stock of Saba Cayman Limited, a Cayman Islands Corporation.

4. All of the stock of Saba Jatiluhur Limited, a Cayman Islands Corporation.

                                    Exhibit G
                                     to the
                      AGREEMENT AND PLAN OF REORGANIZATION

                                  Real Property



1. Oil and gas and surface fee interests and any other rights in that certain real property situated in North Orcutt, California, purchased by Saba from Gitte-Ten, Inc., and all liabilities, including that certain pending litigation identified as Case No. CV 980202 in San Luis Obispo County Superior Court in which Saba is a named defendant, with respect thereto.

2. A fee interest and any other rights in approximately 6 acres of real property situated in Yorba Linda, California, purchased by Saba from Republic Bank, and all liabilities with respect thereto.

3. Oil and gas interests and any other rights in that certain oil/gas prospect known as Beldridge Road/Railroad Grade in Kern County, California, purchased by Saba Exploration Company with Nahama Natural Gas from Chevron, and all liabilities with respect thereto.